UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Leggett & Platt, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2007

Dear Shareholder:

I am pleased to invite you to attend the annual meeting of shareholders of Leggett & Platt, Incorporated to be held on Wednesday, May 9, 2007, at 10:00 a.m. local time, at the Company’s Wright Conference Center, No. 1 Leggett Road, Carthage, Missouri. Driving directions to the Wright Conference Center are included on the back inside cover of this proxy statement.

The enclosed proxy statement contains two proposals from our Board of Directors: (1) the election of 12 directors; and (2) the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007. The Board encourages you to vote FOR each of these proposals.

The proxy statement also contains a shareholder proposal seeking to add sexual orientation to the Company’s written non-discrimination policy. For reasons explained in the proxy statement, the Board encourages you to vote AGAINST this proposal.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote your shares by telephone at 1-888-693-8683, by Internet at www.cesvote.com or by returning the enclosed proxy or voting instruction card. Specific instructions for these voting alternatives are contained on the proxy or voting instruction card.

I appreciate your continued interest in Leggett & Platt.

Sincerely,

LEGGETT & PLATT, INCORPORATED

Felix E. Wright
Chairman of the Board

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Wright Conference Center, No. 1 Leggett Road, Carthage, Missouri 64836, on Wednesday, May 9, 2007, at 10:00 a.m. local time:

1.	To elect twelve (12) directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007;

3.	If presented at the meeting, to vote on a shareholder proposal requesting the addition of sexual orientation to the Company’s written non-discrimination policy; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 5, 2007.

An Annual Report to Shareholders outlining the Company’s operations during 2006 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors

Ernest C. Jett
Secretary

Carthage, Missouri

March 29, 2007

Leggett & Platt, Incorporated

ANNUAL MEETING—MAY 9, 2007

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors (the “Board”) of Leggett & Platt, Incorporated (the “Company” or “Leggett”) is providing these materials to you in connection with the Company’s annual meeting of shareholders on May 9, 2007. These materials were first sent to shareholders on March 29, 2007. As a Leggett shareholder, you are entitled and encouraged to vote on the items of business presented in these proxy materials. You are invited to attend the annual meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders containing financial statements of the Company for the year ended December 31, 2006 and other information has been enclosed in the same mailing with this proxy statement.

You also may request a free copy of our Form 10-K, without exhibits, by writing to the address below, or you may access it in the Investor Relations section of our website at www.leggett.com. Information on our website does not constitute part of this document.

Leggett & Platt, Incorporated

Attn: Corporate Secretary

No. 1 Leggett Road

Carthage, MO 64836

What business will be voted on at the annual meeting?

Shareholders will vote on the following business items at the annual meeting:

•	The election of twelve (12) directors

•	The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007

•	A shareholder proposal requesting the addition of sexual orientation to the Company’s written non-discrimination policy, if presented at the meeting

•	Any other business that is properly brought before the meeting

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR each of the director nominees

•	FOR the ratification of PricewaterhouseCoopers as our independent registered public accounting firm

•	AGAINST the shareholder proposal requesting the addition of sexual orientation to the Company’s written non-discrimination policy

What shares can I vote?

The only class of outstanding voting securities is the Company’s $.01 par value common stock. Each share of common stock issued and outstanding as of the close of business on March 5, 2007, the record date, is entitled to one vote on each matter submitted to a vote at the annual meeting. As of the record date, we had 177,484,281 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock owned by you as of the record date. This includes (i) shares held directly in your name as the shareholder of record, (ii) shares held for you in Company benefit plans, and (iii) shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name.” As summarized below, there are some differences between shares held of record and those held in street name.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, UMB Bank, you are considered the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Benefit Plans

If you hold Company Stock in the Stock Bonus Plan and/or 401(k) Plan, you will receive a voting instruction form in a separate mailing for these shares. You will need to complete and return the voting instruction form to vote these shares (no telephone or Internet voting option). The Company must receive your completed voting instruction form by April 27, 2007. If you provide no instructions or your instructions are not received by April 27, 2007, the Company will direct the plan trustee to vote the shares credited to your account in accordance with the Board’s recommendation for each proposal.

Beneficial Owner

If you hold shares in a brokerage account or through some other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials were forwarded to you from the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by proxy. Although you are invited to attend the annual meeting, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee. You may vote your shares by any of the options listed on the voting instruction card.

How do I submit my vote?

Included with these proxy materials is a proxy card or voting instruction card. Specific voting instructions are included on the card. Generally, you may vote by telephone, by Internet, by signing and returning the proxy or voting instruction card, or in person at the meeting. If you vote by telephone or by Internet, you do not need to return the proxy or voting instruction card. You will need to have your proxy or voting instruction card in hand if you vote by telephone or Internet.

Can I change my vote?

If you are a shareholder of record, you may change your vote or revoke your proxy any time before the annual meeting by:

•	submitting a valid later-dated proxy

•	submitting a valid, subsequent vote by telephone or the Internet

•	notifying the Company’s Secretary that you have revoked your proxy

•	completing a written ballot at the annual meeting

You can revoke your vote instructions with respect to shares you hold in Company benefit plans by delivering a valid, later-dated voting instruction form prior to the deadline specified in the voting instructions.

If you hold shares as the beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee or, if you have obtained a legal proxy from your broker, trustee or nominee, by voting in person at the annual meeting.

How many votes are needed to conduct business at the annual meeting?

A majority of the outstanding shares of common stock entitled to vote must be present or represented by proxy in order to meet the quorum requirement to transact business at the annual meeting. Both abstentions and broker non-votes (described in the following question) are counted for the purpose of determining a quorum. If a quorum is not present, the annual meeting will be adjourned for not more than 90 days to reach a quorum.

How are votes counted?

In the election of directors, you may vote FOR all of the nominees or WITHHOLD your vote with respect to one or more of the nominees. For the other proposals, you may vote FOR, AGAINST or ABSTAIN. An ABSTAIN vote has the same effect as a vote AGAINST the proposal. Our bylaws require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote for the election of directors and approval of all proposals.

If you return a proxy card without marking one or more proposals, your proxy will be voted for those unmarked proposals in accordance with the recommendation of the Board (FOR the election of each nominee for director, FOR the ratification of PwC as the Company’s independent registered public accounting firm, and AGAINST the proposal to add sexual orientation to the Company’s written non-discrimination policy).

If you hold shares in street name through a broker or other nominee and you do not vote your shares, your broker may vote on your behalf on those proposals that are considered routine. Proposals one and two in this proxy statement are considered routine. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting.

If we do not receive voting instructions for shares held in the Stock Bonus Plan or 401(k) Plan, the Company will direct the Plan trustee to vote those shares in accordance with the recommendation of the Board.

Who pays the cost of soliciting votes at the annual meeting?

Leggett is making this solicitation and will pay the entire cost of preparing, assembling, printing and mailing these proxy materials to solicit votes for the annual meeting. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders. If you choose to access proxy materials or vote by Internet, you are responsible for any Internet access charges you may incur. There is no charge to the shareholder for telephone voting.

We have engaged Georgeson Inc. to assist in the solicitation of proxies by mail or telephone, in person, or otherwise. Georgeson’s fee is expected to be $11,000 plus expenses. If necessary to assure sufficient representation at the meeting, employees of the Company, at no additional compensation, may request the return of proxies personally or by telephone, facsimile or the Internet. The extent to which this will be necessary depends on how promptly proxies are received.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting tabulations at the annual meeting and will issue a press release immediately following the annual meeting. We will publish final vote tabulations in our quarterly report on Form 10-Q for the second quarter of 2007.

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted a procedure known as “householding” which allows us, unless a shareholder has withheld householding consent, to send one proxy statement and annual report to multiple shareholders of record sharing the same address. Each shareholder at a given address will receive a separate proxy card. If you are receiving multiple sets of proxy materials and wish to have your accounts householded, contact UMB Bank at 1-800-884-4225 or send written instructions to UMB Bank, P.O. Box 419064, Kansas City, MO 64141-6064. If you no longer wish to participate in householding, you must provide written notification to UMB Bank to withhold your consent for householding.

Many brokerage firms participate in householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and wish to receive another set of proxy materials this year, we will promptly send you an additional copy if you request one by calling or writing to us at:

Leggett & Platt, Incorporated

Attn: Investor Relations

No. 1 Leggett Road

Carthage, MO 64836

1-800-888-4569

To ensure that you receive multiple copies in the future, please contact UMB Bank at the number or address in the preceding question to withhold your consent for householding.

How do I access proxy materials on the Internet?

You can access Leggett’s annual report and proxy statement on our website at www.leggett.com. For future meetings, registered shareholders can save the Company the expense of mailing printed proxy materials by consenting to receive them in electronic format instead. You can choose this option by completing the required information at www.cesvote.com. Your choice will remain in effect until you revoke it.

By choosing to receive the annual meeting materials online, you are also agreeing that the online notice of the annual meeting is equivalent to the personal delivery of written notice. If you choose this option, you will receive an e-mail notice prior to the next annual meeting that will provide the links to the annual meeting materials online. This e-mail notice will also provide instructions to vote your proxy online.

You may later revoke your consent or specifically request that a copy of the proxy materials be sent to you. To change or revoke your consent, follow the instructions on www.cesvote.com.

What is the deadline to propose actions for next year’s annual meeting or to nominate a director?

Shareholders may propose actions for consideration at future annual meetings by either presenting them for inclusion in the Company’s proxy statement or by undertaking the solicitation of votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on the Corporate Governance section of our website at www.leggett.com. Notices specified for the types of shareholder actions set forth below must be addressed to:

Leggett & Platt, Incorporated

Attn: Corporate Secretary

No. 1 Leggett Road

Carthage, MO 64836

Shareholder Proposal Included in Proxy Statement

If you intend to present a proposal at the 2008 annual meeting, SEC rules require that the Corporate Secretary receive the proposal at the address given above by November 30, 2007 for possible inclusion in the proxy statement. We will determine whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement

If you intend to submit a proposal at the 2008 annual meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal. Notification will be considered timely if it is received no earlier than December 11, 2007 and no later than January 30, 2008. The notice must include a description of the proposed business, the name and address of the shareholder and number of shares held, any material interest of the shareholder in the business, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law.

The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominee Included in Proxy Statement

If you wish to recommend a director candidate to the Nominating & Corporate Governance Committee for possible inclusion in the proxy statement, please see the notice and information requirements contained in the section titled “Consideration of Director Nominees” on page 11 of this proxy statement.

Director Nominee Not Included in Proxy Statement

If you intend to nominate a candidate for election as a director outside of the Company’s nomination process, our bylaws require timely notice of the nomination. A nomination for the 2008 annual meeting will be considered timely if it is received no earlier than December 11, 2007 and no later than January 30, 2008. The notice of nomination must include the information specified in Section 2.2 of the bylaws, including the name and address of the shareholder making the nomination, the number of shares held by the shareholder, each proposed nominee, each of their occupations, and certain other information.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Leggett has a long-standing commitment to sound corporate governance principles and practices. The Board has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and Company management. The Board also has adopted a Code of Business Conduct & Ethics applicable to all Company employees, officers and directors, as well as a separate Code of Ethics for Financial Officers. These documents are published on our website at www.leggett.com and are available in print form to any shareholder who requests them.

Director Independence and Presiding Director

The Company has adopted Categorical Standards for Director Independence (the “Categorical Standards”) that meet, and in some areas exceed, the requirements of the New York Stock Exchange (“NYSE”). The Categorical Standards are attached to this proxy statement as Appendix A and are published on our website at www.leggett.com. The Categorical Standards provide a tool to assist the Board in determining director independence but are not the exclusive measure used to assess a director’s independence. A director who meets all of the Categorical Standards will be presumed to be independent, but the Board reviews all relevant facts and circumstances of a relationship covered by the standards and, based upon such review, may determine that a director is not independent. The Board also determines the independence of any director with a relationship to the Company that is not covered by the Categorical Standards.

The Board reviews director independence annually and upon learning of any change in circumstances during the year that may affect a director’s independence. In connection with its annual review, the Board evaluates any transactions or relationships between directors and their immediate family members and the Company. In particular, for director McClanathan, the Board considered Company purchases from the company that employs Mr. McClanathan and found the purchase amounts to be well below the threshold permitted in the Categorical Standards. Based on its review, the Board has affirmatively determined that each of its non-management directors, except Harry M. Cornell, Jr., is independent. (See the table below for a complete list of the independent directors.) The Board found no business or other relationship involving an independent director and the Company that did not fit within the Categorical Standards or that presented any potential conflict to independence.

In accordance with the Corporate Governance Guidelines, non-management directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent non-management directors. The Board has chosen Richard T. Fisher as the Presiding Director for meetings of the independent non-management directors. As Presiding Director, Mr. Fisher also makes at least two additional visits to Company sites per year and is available to the Chairman of the Board and Chief Executive Officer for consultation as needed.

Communications with the Board

Shareholders and other interested parties may communicate with the Board by e-mail at presidingdirector@leggett.com or by written correspondence to: L&P Presiding Director, P.O. Box 637, Carthage, MO 64836. Mr. Fisher, the Board’s Presiding Director, will receive all communications directly. In his discretion, Mr. Fisher may forward communications to the full Board or to any or all of the independent directors for further consideration.

Board and Committee Composition and Meetings

The Board held four meetings in 2006. All directors attended at least 75% of the meetings of the Board and of the committees on which they served in 2006. Directors are expected to attend the Company’s annual meeting of shareholders, and all of them attended the 2006 annual meeting.

The Board has an Audit Committee, a Compensation Committee, and a Nominating & Corporate Governance Committee. The membership and function of each of the committees are described below. The Board also has an Executive Committee composed of Felix Wright, David Haffner and Maurice Purnell. With the exception of the Executive Committee, each committee is composed entirely of independent directors and operates under a written charter adopted by the Board. The committee charters are published in the Corporate Governance section of our website at www.leggett.com and are available in print form to any shareholder who requests them.

	Audit	Compensation	Nominating & Corporate Governance
Independent Non-Management Directors:
Raymond F. Bentele	Chair	—	—
Ralph W. Clark	Member	—	—
R. Ted Enloe III	—	Chair	—
Richard T. Fisher	Member	Member	Member
Joseph W. McClanathan	Member	—	—
Judy C. Odom	Member	Member	Member
Maurice E. Purnell Jr.	—	—	Chair
Phoebe A. Wood	Member	—	—

Non-Management Director:
Harry M. Cornell Jr.	—	—	—

Management Directors:
Karl G. Glassman	—	—	—
David S. Haffner	—	—	—
Felix E. Wright	—	—	—

Number of Meetings in 2006	5	7	4

Audit Committee

All Audit Committee members meet the higher independence standard for audit committee service under NYSE and SEC rules and are financially literate, as defined by NYSE rules. Three members, Raymond Bentele, Judy Odom, and Phoebe Wood, possess the training, skills and experience required to meet the SEC definition of an audit committee “financial expert.” None of the members serves on the audit committee of more than three public companies.

The Audit Committee assists the Board in the oversight of: (i) the independent auditor’s qualifications, independence, appointment, compensation, retention and performance; (ii) the Company’s internal controls over financial reporting; (iii) the guidelines and policies to govern risk assessment and management; (iv) the performance of the Company’s internal audit function; (v) the integrity of the Company’s financial statements and its external financial reporting; and (vi) the Company’s legal and regulatory compliance.

We have published on our website and corporate intranet a procedure for employees and others to confidentially report to the Audit Committee any questionable accounting, internal control or auditing matters. The Vice President of Internal Audit has a direct reporting relationship to the Audit Committee and is responsible for receiving, processing and maintaining records of the reports. The Chair of the Audit Committee reviews all complaints and accompanying investigations and may request the full Committee’s review of a complaint to determine appropriate actions.

Compensation Committee

The Compensation Committee assists management and the Board in developing and maintaining the Company’s policies relating to (i) CEO, executive officer and director compensation and (ii) Company equity and incentive compensation plans that are subject to Board approval. The Committee strives for policies that will (i) support the Company’s business objectives, (ii) attract and retain high quality leadership, and (iii) link compensation with business objectives and performance.

The Committee may delegate its duties and responsibilities to one or more Committee members or officers of the Company as it deems appropriate, except that it may not delegate authority to non-members for any action involving individuals who are executive officers.

The Committee conducts a comprehensive review of executive officer compensation each year in March, prior to approving any salary increases. In 2006, the Committee reviewed the following materials:

•	Comparative market data prepared by Watson Wyatt, Mercer Human Resource Consulting, and Hewitt Associates

•	Tally sheets showing total compensation delivered on both a pre-deferral and post-deferral basis, including:

•	A breakdown of the fixed-to-variable ratio of compensation

•	A breakdown of the cash-to-equity ratio of compensation

•	Stock held by each executive officer relative to the stock ownership guideline for his or her position

•	The market value of outstanding stock options, including options acquired through deferral of compensation

•	A 5-year history of stock option grant sizes

•	Perquisites and other personal benefits paid in the previous year

•	Potential amounts payable to Felix Wright, David Haffner and Karl Glassman under the terms of their employment and severance agreements, assuming various termination scenarios

The Chief Executive Officer reviews each executive officer’s performance in consultation with the individual’s supervisor and recommends appropriate compensation adjustments to the Committee. The Committee determines the Chief Executive Officer’s compensation independent of management.

At the time of the 2006 compensation review, the Board was preparing to implement a management succession plan affecting the Company’s top three executive positions. In the course of implementing this transition, the Committee negotiated employment agreements with David Haffner and Karl Glassman that were later approved by the Board.

The Committee also periodically reviews cash and equity compensation for directors. Management assists the Committee by preparing data for the review and may make recommendations regarding the amount or form of director compensation. Based on management’s review and its own review of any additional data, the Committee recommends any director compensation changes to the full Board for approval.

The Committee may engage the services of outside compensation consultants as necessary or appropriate for the proper discharge of its duties, but it did not use any outside consulting services in connection with executive or director compensation decisions in 2006.

The Company engaged Mercer Human Resource Consulting to review the Compensation Discussion & Analysis (CD&A) and executive compensation disclosures contained in this proxy statement and incorporated by reference into the Company’s Form 10-K for 2006. The scope of Mercer’s engagement included the following:

•	Review and comment on the draft CD&A and respond to questions related to the CD&A from management and the Committee

•	Review and comment on a draft of the executive compensation tabular and narrative disclosure

•	Review final CD&A and tabular and narrative disclosures for inclusion in the proxy statement

•	Answer technical questions regarding the SEC’s new executive compensation disclosure rules

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships, as defined in Item 407(e)(4) of Regulation S-K, between any of the Compensation Committee members and any executive officer of the Company. None of the Committee members:

•	Has ever been an officer or employee of the Company

•	Is or was a participant in a “related person” transaction in 2006

•	Is an executive officer of another entity at which one of our executive officers serves on the board of directors

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee (i) assists the Board in developing and maintaining the Company’s corporate governance principles, policies and procedures, (ii) identifies qualified candidates for Board membership and recommends director nominees to the Board, (iii) reviews director independence and related person transactions, and (iv) reviews and makes recommendations to the Board regarding the Board’s size, composition, and policies.

Consideration of Director Nominees

The Nominating & Corporate Governance Committee is responsible for identifying and evaluating qualified candidates for election to the Board of Directors. Following its evaluation, the Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement and proxy card.

In the case of incumbent directors, the Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance, and any transactions between the director and the Company. In the case of new director candidates, the Committee first determines whether the nominee must be independent under NYSE rules, then identifies any special needs of the current Board. The Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm.

The Committee seeks to identify and recruit the best available candidates. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Committee believes director candidates should have the following minimum qualifications:

•	character and integrity

•	a commitment to the long-term growth and profitability of the Company

•

a willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings

•	significant business or public experience relevant and beneficial to the Board and the Company

In addition to the minimum qualifications described above, the Committee may also consider the following factors in evaluating candidates for recommendation to the Board:

•	present and anticipated needs of the Board for particular experience or expertise and whether the candidate would satisfy those needs

•	requirement for the Board to have a majority of independent directors and whether the candidate would be considered independent

•	whether the candidate would be considered an audit committee “financial expert” or “financially literate” as described in NYSE listing standards and the Audit Committee charter

•	accomplishments of each candidate in his or her field

•	outstanding professional and personal reputation

•

relevant experience, including experience at the strategy/policy setting level, high level managerial experience in a complex organization, industry experience and familiarity with the products and processes used by the Company

•	ability to exercise sound business judgment

•	breadth of knowledge about issues affecting the Company

•	ability and willingness to contribute special competencies to Board activities

•	a willingness to assume broad fiduciary responsibility

•	fit with the Company’s culture

Following the Committee’s initial review of a candidate’s qualifications, one or more Committee members will interview the candidate. The Committee may arrange subsequent interviews with the Chairman of the Board, Presiding Director, and/or members of the Company’s management.

The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, for candidates recommended by a shareholder. Shareholders who wish to recommend candidates for the Committee’s consideration must submit a written recommendation to the Secretary of the Company at No. 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for consideration at the following year’s annual meeting of shareholders. Recommendations must include the following:

•	shareholder’s name, number of shares owned, length of period held, and proof of ownership

•	candidate’s name, address, phone number and age

•

a resume describing, at a minimum, the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.)

•	a supporting statement that describes the candidate’s reasons for seeking election to the Board of Directors and documents his or her ability to satisfy the director qualifications described above

•	the candidate’s consent to a background investigation

•	the candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareholders

•	any other information that will assist the Committee in evaluating the candidate in accordance with this procedure

The Corporate Secretary will promptly forward these materials to the Committee Chair and the Chairman of the Board. The Committee may contact recommended candidates to request additional information necessary for its evaluation or for disclosure under applicable SEC rules.

Separate procedures apply if a shareholder wishes to nominate a director candidate for election at a meeting of shareholders. Those procedures, contained in our bylaws, are discussed in the Question and Answer section of this proxy statement on page 7.

Review of Related Person Transactions

According to the Company’s Corporate Governance Guidelines, the Nominating & Corporate Governance Committee reviews and approves or ratifies transactions with related persons, as that term is defined below, unless the transaction is compensatory in nature, in which case the duty falls to the Compensation Committee.

A “Related Person” is: (i) a person who has served as an executive officer, director or director nominee of the Company at any time since the beginning of the last fiscal year; (ii) a shareholder beneficially owning in excess of 5% of any class of the Company’s voting securities; (iii) an immediate family member of any person described in clause (i) or (ii); or (iv) an entity in which any of the foregoing persons has, or will have, a direct or indirect material interest.

An “Interested Transaction” is any transaction, arrangement or relationship, or series of similar transactions, involving an amount that exceeds or is expected to exceed $120,000 in the aggregate, in which the Company or its subsidiaries was, is, or will be a participant and in which a Related Person had, has, or will have a direct or indirect material interest, and the transaction, arrangement or relationship is not specifically excluded from the disclosure requirements of Item 404(a) of Regulation S-K.

The Company’s executive officers and directors are expected to notify the Company’s Corporate Secretary or Deputy Corporate Secretary of any current or proposed transaction that may be an Interested Transaction. The Corporate Secretary will determine if it is an Interested Transaction and, if so, will include it for consideration at the next meeting of the appropriate Committee.

Although the appropriate Committee may review any transaction with a Related Person, the following Interested Transactions are specifically pre-approved and no further action need be taken:

•	Employment of executive officers where the related compensation will be subject to disclosure in the proxy statement or has been approved by the Compensation Committee

•	Director compensation approved by the Board

•	Transactions in fulfillment of contractual obligations where the contract or arrangement was previously approved by the Board or a committee of the Board

•

Any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved over any 12-month period does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues

•

Any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of the charitable organization’s total annual receipts

•	Transactions available to all employees generally and conducted on similar terms

•	Transactions where all shareholders receive proportional benefits

•	Transactions involving competitive bids

•

Any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

Director Compensation

Employee directors receive an annual retainer of $3,000 which is included in the All Other Compensation column of the Summary Compensation Table on page 31. Compensation earned in 2006 by non-employee directors is set forth in the table below. Directors may elect to defer their cash compensation into stock options or stock units under the Company’s Deferred Compensation Program, described on page 28. The Company also pays for all travel expenses the directors incur in connection with attending Board meetings.

Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Raymond F. Bentele	$55,900	$53,881	$2,624	$108	$1,369	$113,882
Ralph W. Clark	$50,900	$50,194	$2,624	$67	$1,207	$104,993
Harry M. Cornell Jr. (6)	$39,500	$42,881	$2,624	—	$300	$85,305
R. Ted Enloe III	$54,150	$42,881	$2,624	—	$2,329	$101,984
Richard T. Fisher	$70,360	$46,896	$2,624	$53	$2,541	$122,474
Joseph W. McClanathan	$50,400	$42,881	$2,624	—	$938	$96,843
Judy C. Odom	$61,600	$50,656	$2,624	$97	$1,324	$116,301
Maurice E. Purnell Jr.	$50,250	$42,881	$2,624	—	$938	$96,693
Phoebe A. Wood	$50,900	$56,479	$2,327	$152	$1,648	$111,506

(1)	The following directors deferred a portion of their 2006 cash compensation into stock units or stock options under the Company’s Deferred Compensation Program: Bentele—$44,000; Clark—$39,000; Enloe—$54,150; Fisher—$16,060; Odom—$31,100; and Wood—$50,900.
(2)	Amounts reported in this column reflect two types of stock awards, described below: (a) an annual restricted stock award; and (b) the discount on stock units acquired in lieu of cash compensation under the Company’s Deferred Compensation Program.

(a)	Directors are granted restricted stock awards in May each year upon their election or re-election to the Board. These shares vest one year after grant. Amounts reported in this column represent the compensation expense recognized in our 2006 financial statements related to the awards made in 2005 and 2006. The 2006 award was for 1,875 shares, having a grant date fair value of $50,000. These 1,875 shares were the directors’ only unvested restricted stock as of December 31, 2006.

(b)	Under the Deferred Compensation Program, stock units are acquired at a 20% discount to the market value of the Company’s stock on the acquisition date. This column includes amounts attributable to this discount as follows: Bentele—$11,000; Clark—$7,313; Fisher—$4,015; Odom—$7,775; Wood—$12,725.

(3)	No stock options were granted to directors in 2006, except in connection with the deferral of cash compensation, as described in the next paragraph. Amounts reported in this column represent the compensation expense recognized in our 2006 financial statements related to options granted to the directors in 2005. The fair value of these options was calculated using a Black-Scholes option pricing model. For a description of the assumptions used to value these options, see Footnote I of the Company’s annual report on Form 10-K filed February 27, 2007.

Mr. Clark and Mr. Enloe each deferred a portion of their 2006 cash compensation into stock options under the Deferred Compensation Program. The grant date fair value of these options was less than the amount of cash compensation foregone. The compensation foregone is included in the “Fees Earned or Paid in Cash” column of the table.

The directors held outstanding stock options as of December 31, 2006 as described below. Options that were granted in lieu of cash compensation under our Deferred Compensation Program are listed separately in the “DC Options” column. Only 1,454 of the options reported for Harry Cornell relate to his service as a director. The remaining options relate to his prior service as an employee.

Director	Options	DC Options	Total
Bentele	10,482	16,712	27,194
Clark	10,482	5,441	15,923
Cornell	35,579	79,400	114,979
Enloe	10,482	36,150	46,632
Fisher	10,482		10,482
McClanathan	1,454		1,454
Odom	6,007	5,076	11,083
Purnell	10,482	27,594	38,076
Wood	976		976

(4)	Directors who elect to forego cash compensation in exchange for stock units receive dividend equivalents acquired at a 20% discount to market value. The 20% discount on those dividend equivalents is reported in this column.

Five directors currently have Deferred Compensation stock unit accounts. Details of the units they acquired in 2006 and their ending account balances are set forth below.

Director	Stock Units Credited for 2006 Compensation & Dividend Equivalents	Stock Units Credited in 2006 for Dividend Equivalents on Previous Deferrals	Stock Units in Account @ 12/31/06
Bentele	857	53	3,934
Clark	601	21	2,206
Fisher	223	16	1,340
Odom	473	—	1,655
Wood	806	—	2,712

(5)	Amounts reported in this column include dividends on Deferred Compensation Program stock unit accounts, dividends on unvested restricted stock awards, and life insurance premiums. None of the directors received perquisites or other personal benefits in excess of the $10,000 reporting threshold.

(6)	Mr. Cornell receives other post-retirement benefits under the terms of his previous employment agreement with the Company. These are described in the “Transactions With Related Persons” section on page 48.

In addition to the elected directors, we have one Advisory Director, Duane W. Potter. In 2006, Mr. Potter received $21,000 of cash compensation for his services, consisting of a $12,000 retainer and $9,000 in meeting fees. He does not receive any equity compensation.

Until 2006, the standard compensation arrangements for directors included an annual stock option grant and fees for attendance at board and committee meetings. The Board revised these arrangements on May 11, 2006 to replace meeting fees with an additional cash retainer and to replace stock options with additional restricted stock awards. Non-employee directors currently receive a grant of restricted stock with a grant date market value of $50,000 on the date of each annual meeting of shareholders. The current cash retainer fee structure is as follows:

Item	Retainer
Board Retainer
Employee Director	$3,000
Non-employee Director	$50,000
Advisory Director	$21,000
Audit Committee
Chair	$12,000
Member	$8,000
Compensation Committee
Chair	$10,000
Member	$6,000
N&CG Committee
Chair	$5,000
Member	$4,000
Presiding Director	$12,000

PROPOSAL ONE

ELECTION OF DIRECTORS

At the annual meeting, 12 directors will be elected to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Brief biographies of this year’s slate of director nominees are provided below. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board.

All the director nominees have been previously elected by Company shareholders. Our employment agreements with Messrs. Haffner and Glassman provide that they may terminate the agreement if not elected as a director. (See page 35 for a description of the agreements.)

Raymond F. Bentele, age 70, served as President and Chief Executive Officer of Mallinckrodt, Inc., a manufacturer of medical and specialty chemical products, from 1981 until his retirement in 1992. He serves as a director of The Mosaic Company, a producer of crop nutrient minerals, and AMCON Distributing Company, a distributor of food and beverage products. He was first elected as a director of the Company in 1995.

Ralph W. Clark, age 66, was a Vice President of International Business Machines Corporation (IBM) from 1988 until 1994. He also served as Chairman of Frontec AMT Inc., a software company, until his retirement in 1998. Mr. Clark was first elected as a director of the Company in 2000.

Harry M. Cornell, Jr., age 78, is Chairman Emeritus of the Company’s Board of Directors. He has served the Company in various capacities since 1950, including President from 1960 to 1982 and Chief Executive Officer from 1960 to 1999. Mr. Cornell was Chairman of the Board from 1982 to 2002. He was first elected as a director of the Company in 1958.

Robert Ted Enloe, III, age 68, has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996. He also served as President and Chief Executive Officer of Optisoft, Inc., a manufacturer of intelligent traffic systems, from 2003 to 2005. He served as President and Interim CEO of Surgient Networks, Inc., a computer equipment and software company, during 2002. Mr. Enloe serves as a director of Silicon Laboratories Inc., a designer of mixed-signal integrated circuits, and Live Nation, Inc., a venue operator, promoter and producer of live entertainment events. He was first elected as a director of the Company in 1969.

Richard T. Fisher, age 68, has been Senior Managing Director, Midwest Division of Oppenheimer & Co., an investment banking firm since 2002. He served as Managing Director of CIBC World Markets Corp., an investment banking firm, from 1990 to 2002. Mr. Fisher was first elected as a director of the Company in 1972.

Karl G. Glassman, age 48, was appointed Chief Operating Officer of the Company in 2006 and Executive Vice President in 2002. He previously served the Company as President of the Residential Furnishings Segment from 1999 to 2006, Senior Vice President from 1999 to 2002 and President of Bedding Components from 1996 through 1998. Mr. Glassman has served the Company in various capacities since 1982. He was first elected as a director of the Company in 2002.

David S. Haffner, age 54, was appointed Chief Executive Officer of the Company in 2006 and has served as President of the Company since 2002. He previously served as the Company’s Chief Operating Officer from 1999 to 2006, Executive Vice President from 1995 to 2002 and has served the Company in other capacities since 1983. Mr. Haffner serves as a director of Bemis Company, Inc., a manufacturer of flexible packaging and pressure sensitive materials. Mr. Haffner was first elected as a director of the Company in 1995.

Joseph W. McClanathan, age 54, has served as President and Chief Executive Officer of the Energizer Battery Division of Energizer Holdings, Inc., a manufacturer of dry cell batteries and flashlights, since January 2004. Prior to his current position, he served Energizer as President, North America, from 2002 to 2004, and as Vice President, North America, from 2000 to 2002. He was first elected as a director of the Company in 2005.

Judy C. Odom, age 54, served as Chairman of the Board and Chief Executive Officer of Software Spectrum, Inc., a computer software company, until 2002. She is a director of Harte Hanks Inc., a direct marketing company. Ms. Odom was first elected as a director of the Company in 2002.

Maurice E. Purnell, Jr., age 67, has been Of Counsel to the law firm of Locke Liddell & Sapp LLP since 2002. He was a partner of Locke Liddell from 1972 to 2002. Mr. Purnell was first elected as a director of the Company in 1988.

Phoebe A. Wood, age 53, is Vice Chairman and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer. She was appointed Vice Chairman in 2007 and has served as Chief Financial Officer since 2001. She also served as Executive Vice President from 2001 to 2006. Ms. Wood’s previous experience includes various positions at Atlantic Richfield Company, an oil and gas company, from 1976 to 2000. Ms. Wood was first elected as a director of the Company in 2005.

Felix E. Wright, age 71, has served as employee Chairman of the Company’s Board of Directors since 2002. He also served as Chief Executive Officer of the Company from 1999 to 2006, as Vice Chairman of the Company’s Board of Directors from 1999 to 2002 and as Chief Operating Officer from 1979 to 1999. Mr. Wright has served in various other capacities since 1959. He was first elected as a director of the Company in 1977.

The affirmative vote of the majority of all shares present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of directors. The Board recommends that you vote FOR the election of each of the director nominees.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. PwC (or its predecessor firm) has been engaged as our independent registered public accounting firm since 1991.

Although we are not required to submit this appointment to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of PwC as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for shareholder rejection and may consider whether to retain PwC or appoint another firm. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire and also will be available to respond to appropriate questions. For additional information, see “Independent Auditor Fees and Services” on page 52 of this proxy statement.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required for the adoption of this proposal. The Board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

PROPOSAL THREE

Walden Asset Management and certain other Company shareholders have notified us that they intend to present the following proposal for consideration at the Annual Meeting. The names, addresses and number of shares held by such shareholders are available from the Company upon request to the Secretary of the Company. The proposed resolution and supporting shareholder statement are followed by a statement of opposition and a recommendation from the Company’s Board. The Company accepts no responsibility for the proposed shareholder resolution and supporting statement.

PROPOSED SHAREHOLDER RESOLUTION AND STATEMENT:

WHEREAS: Leggett & Platt does not explicitly prohibit discrimination based on sexual orientation in its written employment policy;

According to a September 2002 survey by Harris Interactive and Witeck-Combs, 41% of gay and lesbian workers in the United States reported an experience with some form of job discrimination related to sexual orientation; almost one out of every 10 gay or lesbian adults stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in June 2001, 85% of respondents favored equal opportunity in employment for gays and lesbians.

San Francisco, Minneapolis, Seattle and Los Angeles currently have in effect legislation restricting business with companies which do not guarantee equal treatment for lesbian and gay employees; and such legislation will come into effect in the state of California in 2007;

Sixteen states, the District of Columbia, and more than 140 cities, including St. Louis, have laws prohibiting employment discrimination based on sexual orientation; Our company has operations in, and makes sales to, institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

Leggett & Platt is increasingly alone in its position, as 98% of Fortune 100® companies, and more than 85% of the Fortune 500® companies, have adopted written nondiscrimination policies prohibiting discrimination and harassment on the basis of sexual orientation, according to the Human Rights Campaign Foundation (HRCF);

Other manufacturing companies, such as Baldor Electric, Deere, Donaldson, General Electric, General Motors, Herman Miller, HON Industries, Illinois Tool Works, Teleflex and United Technologies do explicitly prohibit this form of discrimination in their written policies;

Other major corporate employers based in Missouri including Anheuser-Busch, Emerson Electric, Enterprise Rent-A-Car, Hallmark Cards, Monsanto, and Sigma-Aldrich also explicitly prohibit this form of discrimination in their written policies;

We believe that the hundreds of corporations with nondiscrimination policies that reference sexual orientation have a competitive advantage in recruiting and retaining employees from the widest talent pool;

Our company has an interest in preventing discrimination and resolving complaints internally to avoid costly litigation or damage to our reputation as an equal opportunity employer;

RESOLVED: The Shareholders request that Leggett & Platt amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantially implement that policy.

STATEMENT: Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity. Because state and local laws differ with respect to employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Leggett & Platt will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

COMPANY’S STATEMENT IN OPPOSITION:

•

We believe the proposed resolution is unnecessary because Leggett is already an equal opportunity employer with a firm and long-standing commitment to preventing discrimination in the workplace. Leggett’s existing anti-discrimination policy states, “We are committed to equal opportunity in all aspects of employment, including hiring, promotion, training, compensation, termination and disciplinary action.”

•

We are committed to the highest ethical standards, which include assuring equal employment and promotional opportunities free of discrimination on any basis other than merit and performance-related qualifications. Our policies reflect our high standards, and we implement these policies in our business operations through ongoing training.

•

We believe our employment record supports our commitment to nondiscrimination. In a company with 33,000 employees, we are not aware of a single charge of discrimination based on sexual orientation filed with any city, state or federal agency, nor has the Company received notice from any customer or supplier that its employment policies or practices jeopardize its relationship with them. In addition, for the last twenty years Leggett has provided employees with access to a national hotline for anonymous reporting of discrimination or harassment in the workplace.

•

We believe our written policies should specifically list only those types of discrimination prohibited by federal law. This approach furthers the Company’s legal compliance efforts by highlighting categories of illegal discrimination and, thus, helps to reduce our compliance costs. We also believe the addition of sexual orientation to the list would result in increased costs by encouraging frivolous lawsuits.

•

We believe singling out employees by sexual orientation (or any other classification not mandated by federal law) would dilute our policy of prohibiting discrimination in any form and would divert attention from our primary goal of a completely non-discriminatory workplace.

•

We believe that adding sexual orientation to the list of prohibited forms of discrimination may be a first step in a more expansive agenda, including the addition of domestic partner benefits at a significant cost to the Company.

•

We believe that, contrary to comments in the proponents’ proposal, Leggett suffers no competitive disadvantage in recruiting and retaining employees. In contrast, we believe our comprehensive nondiscrimination policy and reputation for protecting equal opportunity in all aspects of employment benefits the Company, its shareholders and employees.

•

Leggett’s shareholders defeated, by a 3-to-1 margin, a similar proposal made by Walden Asset Management at the Company’s 2006 annual meeting. We believe last year’s overwhelming rejection by shareholders sent a clear message to our Board that Leggett should oppose this unnecessary and costly addition to our nondiscrimination policy.

The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion & Analysis

Every business faces its own unique challenges to maximize profits in a highly competitive environment. Having the right people at the helm of the business is critical to meeting these challenges. Our Compensation Committee works with management and the Board of Directors to ensure that our executive compensation program (i) supports the Company’s business objectives, (ii) attracts and retains high quality leadership, and (iii) links compensation with our business objectives and performance.

Leggett & Platt is a FORTUNE 500 diversified manufacturer that conceives, designs, and produces a wide range of engineered components and products that can be found in many homes, retail stores, offices, and automobiles. Most of our products are components that are often hidden within, but integral to, our customers’ products. We are North America’s leading independent manufacturer of: components for residential furniture and bedding, adjustable beds, carpet underlay, retail store fixtures and point-of-purchase displays, components for office furniture, non-automotive aluminum die castings, drawn steel wire, automotive seat support and lumbar systems, and machinery used by the bedding industry for wire forming, sewing, and quilting.

We have approximately 33,000 employee-partners, located in more than 300 facilities in over 20 countries around the world. Our extremely diverse products fall into 29 business units, organized under five segments: Residential Furnishings, Commercial Fixturing & Components, Aluminum Products, Industrial Materials, and Specialized Products.

Given the diversity of our products, the highly specialized nature of the manufacturing processes to produce them, and the ever-changing global market in which we compete, the success of our business depends on our ability to assemble, motivate and retain a management team with extensive knowledge of our industries and markets.

With that in mind, the Committee conducts a comprehensive review of executive officer compensation each year in March, prior to approving any salary increases. (The scope of this review is described in more detail on page 9.) In order to identify the appropriate market for our executive talent, the Committee evaluates our compensation packages relative to those of executives in similar positions at manufacturing companies with median revenues similar to ours. The Committee strives to retain, at a reasonable cost to shareholders, a top-quality management team that will drive profitable growth.

At the time of the Committee’s 2006 compensation review, the Board was preparing to implement a management succession plan affecting the Company’s top three positions. The succession plan called for David Haffner to replace Felix Wright as the Company’s Chief Executive Officer, and Karl Glassman to step into David Haffner’s position as Chief Operating Officer. Mr. Wright was to continue as employee Chairman of the Board. In the course of implementing this transition, which occurred in May 2006, the Committee negotiated employment agreements with David Haffner and Karl Glassman to secure the mutual commitment between the executives and the Company necessary to ensure a smooth and successful transition. The material terms of these employment agreements are described on page 35.

Compensation Strategy

The Committee believes executive compensation should reward outstanding leadership and motivate executives to make decisions that are in the best interests of the Company’s shareholders. Accordingly, the Committee strives to establish a compensation package that provides greater rewards for superior performance and accountability for poor performance.

Our compensation program is designed to deliver a mix of fixed and variable compensation over various periods of time. The primary elements of the program are set forth below and described in detail thereafter. Highlighted items indicate “at-risk” (variable) compensation, the value of which ultimately depends on Company performance.

Short-term	Mid-term	Long-term
Salary	Stock Options	Executive Stock Unit Program (Non-qualified Retirement Program)
Annual Incentive Award	Deferred Compensation Program	Tax-qualified Retirement Plan (Pension/401(k))

The fixed components represent the Company’s basic agreement with the executive for payment in exchange for services. The variable components are intended to provide greater rewards for superior performance, as well as accountability for underperformance. The value of an executive’s annual incentive award, stock options and equity-based programs (the Executive Stock Unit and Deferred Compensation Programs) will be significantly affected by Company performance. The better the Company performs, the greater the reward. Conversely, poor Company performance will decrease an executive’s wealth accumulation because a significant portion of his compensation is delivered in Company equity.

We believe executive officers should have a meaningful ownership stake in the Company in order to align their interests with those of shareholders. We expect executive officers to attain within five years, and maintain thereafter, certain levels of stock ownership. The stock ownership guidelines, expressed as a multiple of base salary, are as follows: Chairman of the Board and Chief Executive Officer—5x, Chief Operating Officer, Executive Vice President, and Chief Financial Officer—3x, all other Executive Officers—2x. Shares owned outright, stock units, and the net shares acquirable upon the exercise of deferred compensation stock options are included in the ownership calculation. Each of our executive officers has achieved the ownership threshold or is on track to achieve the threshold within the allotted timeframe.

Total Compensation Package

We evaluate each compensation element relative to the total compensation package to assess the overall effectiveness of the mix. As part of its review, the Committee evaluates the percentages of fixed vs. variable and cash vs. equity compensation. This analysis includes the primary compensation elements listed above except the tax-qualified retirement plans. For purposes of this analysis, we used the full grant date fair value of stock options granted during the year rather than the Company’s option expense recognized in 2006 for financial reporting purposes. (The latter methodology is required for the stock option values reported in the Summary Compensation Table).

Fixed vs. Variable. Base salary represents fixed compensation, while the annual incentive award payouts and equity components represent variable (“at risk”) compensation. Because our executives may defer cash compensation into equity under our Deferred Compensation Program and our Executive Stock Unit Program (see page 28), we evaluate the mix of fixed and variable compensation on both a pre-deferral and post-deferral basis. The average ratio of fixed-to-variable compensation for 2006 for the five executive officers included in the Summary Compensation Table (page 31) (the Named Executive Officers) is set forth below on both a pre-deferral and post-deferral basis.

The pre-deferral ratio represents the base compensation package offered to the Named Executive Officers. Thus if a Named Executive Officer did not elect to defer any of his cash compensation, approximately 53% of his annual compensation would be at risk. The post-deferral ratio reflects the compensation as it is actually delivered, taking into consideration the executives’ voluntary deferral of cash compensation into equity. After taking the deferrals into account, the at-risk portion of the compensation package averages nearly 92%. This ratio will vary from year to year, but the percentages for 2006 are consistent with past years.

In evaluating the above data, the Committee concluded that a 53% ratio of variable compensation is adequate to appropriately focus these executives on Company performance. The Committee is pleased with the effectiveness of the Company’s Deferred Compensation Program, evidenced by a consistently high rate of voluntary deferrals into equity, and believes this Program furthers the Company’s business objectives by tying the executives’ wealth opportunities to the Company’s long-term success.

Cash (Short-Term) vs. Equity (Mid-to-Long-Term). Base salary and annual incentive award payouts are paid in cash over a short term while the value of the equity component is received over a longer term (2 years to retirement). The equity component is directly tied to the performance of Company stock.

The average ratio of cash-to-equity compensation for the Named Executive Officers in 2006 is set forth below on both a pre-deferral and post-deferral basis.

The pre-deferral ratio indicates the Named Executive Officers receive a minimum of 29% of their compensation in the form of equity. When the Company’s deferral opportunities are factored in, the average Named Executive Officer receives almost 83% of his compensation in equity. The Committee believes these ratios reflect a total compensation package that is strongly aligned with shareholders’ interests.

Compensation Elements

Base Salary. The Committee believes base salary should be evaluated in relation to the competitive market in order to protect the Company’s interest in retaining the executive’s skill and experience. Due to different methodologies and survey populations, market data often varies widely for the same executive position in companies of similar size, and certain Company positions are not directly covered by the surveys. In order to minimize the effect of these disparities, we reviewed market data prepared by Watson Wyatt, Mercer Human Resources Consulting and Hewitt Associates. We selected the manufacturing companies that most closely matched Leggett’s median revenue and the individual executive’s job description. Although we compared data from all three surveys, we gave primary weight to the Watson Wyatt data because: (i) it had a larger pool of respondents, (ii) in most cases, we were able to obtain the best match of median revenue and executive position, and (iii) it was the only survey that contained stock option grant information. There were 253 manufacturing companies represented in the Watson Wyatt survey for the CEO position. The data pool was somewhat smaller for positions below the CEO position.

We generally target base salaries below the market median, while considering the unique factors of each position, such as: (i) the executive’s tenure, skill and experience; (ii) the executive’s individual performance, as evaluated by the CEO, as applicable; (iii) the responsibilities of the position and how those responsibilities compare to other positions; and (iv) internal equity among executive positions in the Company.

At the time of the 2006 review, we were expecting to implement our succession plan within a few months, affecting the top three positions in the Company. We factored the expected changes into the compensation decisions by averaging the survey data for the current and projected positions and giving special consideration to the changing job responsibilities. Salary increases for these executives were not effective until the succession plan was implemented in May.

In addition, we have determined that our Chief Operating Officer’s base salary should be set at approximately 80% of the Chief Executive Officer’s salary. Other internal benchmarking is more subjective, but we believe this pay differential is important to reflect the relative workload, responsibility and importance of these top two positions.

At the time of the review, our executives’ base salaries ranged from 65% to 98% of the market median in the Watson Wyatt survey—roughly the third quartile. We believe this range is appropriate for the following reasons: 1) Leggett is a conservative Midwest manufacturing company; 2) we have traditionally “grown our own” managers, building a solid management team with a shared vision and strong ties to the Company; and 3) we are committed to remaining competitive in a global market. As discussed above, at this level, base salaries constitute what we believe to be an appropriate percentage of the total compensation package.

The Committee is most likely to adjust the base salary compensation element in recognition of individual performance. As discussed later, stock option grant sizes and annual incentive award targets are determined as a percentage of base salary and are generally standardized by position level. Since the other primary compensation elements are calculated by reference to base salary, the impact of a salary increase results in corresponding increases in stock option grant sizes and contributions under the Company’s equity and retirement programs. We consider this factor when we evaluate base salary increases.

Annual Incentive Awards. We make annual incentive awards to key managers based on the Company’s operating results for the prior year. The award payouts for the Named Executive Officers were determined under our 2004 Key Officers Incentive Plan (the “Plan”). We have a similar incentive plan for other managers, the Key Management Incentive Plan (the “Management Incentive Plan”). There are nine participants in the Key Officers Incentive Plan and about 3,000 participants in the Key Management Incentive Plan.

Awards are calculated based on Return on Net Assets (“RONA”), as defined by the Plan. The Committee believes this measure is a good indicator of whether the Company is generating sufficient returns on its assets. To determine Plan RONA, we start with two numbers reported in the Company’s consolidated financial statements: Earnings Before Interest and Taxes (EBIT) and Total Assets. To determine “Return,” we adjust EBIT by adding back annual incentive award payments and Company matches under our equity plans. To determine “Net Assets” we make the following adjustments to Total Assets: (i) deduct cash and current liabilities, (ii) deduct or add back accumulated other comprehensive income (deduct if positive, add back if negative) reported in the shareholder’s equity section of our balance sheet, and (iii) average all quarterly calculations. In addition, acquisitions are excluded from the award calculations during the first two years after the acquisition date. Except for excluded acquisitions, the annual incentive award payouts can be calculated from our Audited Financial Statements. We internally track the impact of recent acquisitions.

There are two award formulas, one for Corporate Participants and one for Profit Center Participants. All of the Named Executive Officers are Corporate Participants, except Paul Hauser, whose responsibilities for a Company operating segment make him a Profit Center Participant. The formula differences are designed to tie the award payouts to that portion of the Company’s performance most directly related to the participant.

The amount of each participant’s award is determined by applying the appropriate award formula to a percentage of the participant’s annual salary (the “Target Percentage”). The Committee annually approves the Plan participants, Target Percentages and award formula within the first 90 days of the year and certifies the achievement of the performance targets in order to ensure that amounts paid under the Plan are fully deductible for federal income tax purposes. Target Percentages are generally based on the officer’s position with the Company. Generally, the higher the position, the higher the Target Percentage. For 2006, the Named Executive Officers’ Target Percentages were: Haffner—70%; Flanigan—40%; Wright—60%; Glassman—60%; and Hauser—44%.

A participant’s “basic potential award” is calculated by multiplying his Target Percentage by his annual base salary as of the end of the calendar year. For example, if the participant’s Target Percentage is 40% and his annual base salary is $300,000, his basic potential award would be $120,000 (40% × $300,000).

A participant’s actual award payout may exceed 100% of the Target Percentage. However, no individual payout can exceed .3% of the Company’s EBIT for the year, and aggregate payouts under the corporate formula cannot exceed 4% of EBIT. The Committee has established one payout schedule for general participants and a more performance-oriented payout schedule for the Company’s senior executive team, comprised of the top three executive officers: Haffner, Glassman and Wright.

For Corporate Participants, the total basic potential award is determined entirely under the corporate formula. For Profit Center Participants, 75% of the total basic potential award is determined under the profit center formula and the remaining 25% under the corporate formula.

The Committee does not target annual incentive award compensation to any particular percentage of market, but it does monitor how the Company’s award payouts compare to the market payouts. Each of the surveys evaluated in connection with the 2006 compensation review indicated that our award payouts were below market. The Committee responded by making modest adjustments to the Corporate Participant payout schedules, as illustrated below.

CORPORATE PARTICIPANT

REVISED RONA PAYOUT SCHEDULE

All Participants			Senior Executives (Top 3)
RONA	Old	New	RONA	Old	New
8%	5%		8%
9%	15%		9%
10%	25%		10%
11%	35%	35%	11%	35%
12%	45%	45%	12%	45%	45%
13%	55%	55%	13%	55%	55%
14%	65%	65%	14%	65%	65%
15%	75%	85%	15%	75%	85%
16%	85%	105%	16%	85%	105%
17%	100%	125%	17%	100%	130%
18%	115%	145%	18%	130%	160%
19%	130%	165%	19%	160%	190%
20%	145%	185%	20%	190%	220%

Under the new Corporate Participant payout schedule, general participants will receive no award if the Company does not achieve at least 11% RONA, and a 12% RONA is required before any award becomes payable to the senior executive team. The Committee made no change to the payout percentage for modest returns (11%—14%), but made graduated increases for superior returns. The revised payout schedules provide greater accountability for underperformance and greater rewards for superior performance.

The impact of these changes is illustrated below. Both tables assume a participant whose Target Percentage is 40% and whose annual base salary is $300,000, resulting in a basic potential award of $120,000 (40% × $300,000).

All Participants			Senior Executives (Top 3)
RONA	Old	New	RONA	Old	New
8%	6,000	0	8%	0	0
9%	18,000	0	9%	0	0
10%	30,000	0	10%	0	0
11%	42,000	42,000	11%	42,000	0
12%	54,000	54,000	12%	54,000	54,000
13%	66,000	66,000	13%	66,000	66,000
14%	78,000	78,000	14%	78,000	78,000
15%	90,000	102,000	15%	90,000	102,000
16%	102,000	126,000	16%	102,000	126,000
17%	120,000	150,000	17%	120,000	156,000
18%	138,000	174,000	18%	156,000	192,000
19%	156,000	198,000	19%	192,000	228,000
20%	174,000	222,000	20%	228,000	264,000

In 2006, the Company achieved a 15.345% RONA, resulting in a 92% corporate payout. The average 2006 incentive award payout to the Named Executive Officers was $305,540. Individual payouts are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 31.

Individual performance can impact the annual incentive award payout. The Committee has discretion to reduce an executive officer’s award as calculated under the award formula by up to 10%, but may not increase the amount of the award. No Plan participant is entitled to an additional award based on another participant forfeiting all or any portion of the 10% discretionary payment. The Committee generally does not exercise any negative discretion and did not do so in 2006.

Under the Profit Center formula, 75% of the total basic potential award is determined by the achievement of the profit center’s budget. The remaining 25% of the total award is the corporate payout, which includes the 10% discretionary portion. A portion of the profit center award becomes payable when the profit center has operating income of at least 62.5% of budgeted operating income. The maximum profit center portion is payable when the profit center has operating income equal to 100% of budgeted operating income, as illustrated in the following payout schedule.

PROFIT CENTER PAYOUT TABLE

Budget % Achieved	Pays This %	Budget % Achieved	Pays This %	Budget % Achieved	Pays This %	Budget % Achieved	Pays This %
<62.5	0	71	42	81	62	91	82
62.5	25	72	44	82	64	92	84
63	26	73	46	83	66	93	86
64	28	74	48	84	68	94	88
65	30	75	50	85	70	95	90
66	32	76	52	86	72	96	92
67	34	77	54	87	74	97	94
68	36	78	56	88	76	98	96
69	38	79	58	89	78	99	98
70	40	80	60	90	80	≥100	100

To illustrate this calculation, assume a Profit Center Participant with a $120,000 basic potential award achieves 90% of target budget and the Company achieves 15% RONA. Assuming no discretionary adjustment for individual performance, the award payout would be calculated as follows:

Profit Center portion	$72,000	(75% x 80% x $120,000)
Corporate portion	$25,500	(25% x 85% x $120,000)

Total award	$97,500

Stock Options. Stock options represent a significant portion of the compensation package for executive officers. We periodically consider using other types of equity awards, such as restricted stock, but at this time we believe stock options are the appropriate incentive for our executives. Unlike restricted stock, which retains some value even if a company performs poorly, options are at greater risk because they have no value unless the Company’s stock appreciates. On the other hand, stock options have the potential to deliver significantly higher value than restricted stock if the Company performs well. The greater risk/reward ratio of options is consistent with our philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. Because the potential value of this compensation element is tied directly to long-term Company performance, we believe options effectively align executives’ interests with those of shareholders.

Our practice has been to grant options to a broad group of key employees and to maintain a conservative “burn rate” of shares authorized for issuance under our Flexible Stock Plan. The Plan is administered by three independent directors, who currently are the same directors comprising the Compensation Committee. Option grants are not timed to correspond to the release of material information. In keeping with our option grant policy, the Flexible Stock Plan Committee holds a telephone meeting on the first business day of the year to approve the annual grant. A Management Committee consisting of the Chairman of the Board and the Chief Executive Officer may approve option grants by written consent at other times (e.g. for new hires, promotions, etc.) to employees beneath the executive officer level, up to 24,000 shares per individual or 600,000 shares in the aggregate in one year. These periodic grants are made on the last business day of the month in which they are requested.

With the exception of the 2006 annual grant, the exercise price of the options is the closing stock price on the grant date. In 2006, the Compensation Committee held a telephone meeting at 7:00 a.m. on January 3rd to approve the annual option grant. Because the meeting occurred before the market opened that day, the Committee set the exercise price for the options at the last established market value of the stock at the time of the meeting, which was $22.96.

The number of option shares granted to executive officers is determined as a multiple of base salary divided by the fair market value per share on the grant date. For the top two officers, Mr. Haffner and Mr. Glassman, the multiple is 3x base salary; for the remaining executive officers it is either 2.5x or 2x base salary.

The Committee reviews an estimate of the grant sizes for executive officers, based on an assumed stock price, at its November meeting each year. It then approves the actual number for each executive officer on the grant date.

In 2006, David Haffner received a special stock option grant on May 10th, the date the Board appointed him Chief Executive Officer of the Company. The grant was for 87,177 shares at with an exercise price of $26.67, the closing stock price on May 10th. The value of the stock underlying this grant was three times Mr. Haffner’s base salary (3 x $775,000 = $2,325,000), the same multiple used to determine his annual grant.

Executive officers also have the opportunity to defer their cash compensation into stock options under our Deferred Compensation Program. The size, timing and terms of those grants are established by the Program, described below.

The Committee reviewed the value of outstanding stock options held by the executive officers and the grant date fair value of their annual grants over the past five years as part of its annual review. The Committee monitors this information to gain a “big picture” assessment of how current compensation decisions fit with past practices and to determine the executives’ accumulated variable compensation. This information did not impact the size of the executives’ stock option grants in 2006.

The option data reviewed by the Committee indicated that more than half of the executives’ outstanding options were received in lieu of cash compensation under our Deferred Compensation Program. In addition to these voluntary option acquisitions, the Named Executive Officers all participate in the Executive Stock Unit Program, our primary retirement program. As discussed below, the benefit accruing under the ESU Program is denominated in stock units and distributed solely in Company common stock upon retirement or termination of employment. Due to their participation in these two primary equity benefit programs, a significant portion of the top executive officers’ wealth is tied to the performance of the Company’s common stock. Accordingly, the Committee does not consider it necessary to require any post-exercise holding period in the terms of its stock option grants.

Deferred Compensation Program. We offer a non-qualified Deferred Compensation Program (the “Program”) established under our Flexible Stock Plan (our omnibus plan) to certain key Company managers, including the Named Executive Officers. This Program provides incentives for managers to invest in Company equity and has been a key element of our executive compensation program since it was established in 1994. Under the Program, participants may elect to forego cash compensation in exchange for any or all of the following:

•	Stock units with dividend equivalents, acquired at 80% of the fair market value of Company stock on the dates the compensation otherwise would have been paid

•

At-market stock options with underlying stock having an initial market value equal to 5 times the amount of compensation foregone at an exercise price equal to the closing price of the Company’s common stock on the last business day of the year. For example, if an executive deferred $100,000 of cash compensation into stock options and the closing price of the Company’s stock on the grant date was $25.00, he would be granted an option for 20,000 shares ($100,000 X 5 / $25.00) with an exercise price of $25.00 The cost to exercise the option, then, is $500,000.

•	Cash deferrals with an interest rate intended to be slightly higher than otherwise available for comparable investments

Deferred Compensation options vest in 14.5 months and have a 10-year term. Generally, these options have a Black-Scholes value approximately 20% higher than the compensation foregone.

Participants in the Program overwhelmingly choose the equity deferral alternatives; compensation deferred into equity under the Program has ranged from $5 million to $7 million for each of the past five years. The Named Executive Officers as a group have consistently deferred a significant portion of their cash compensation into equity each year. Accordingly, the Committee views the incentives offered under the Program as a highly effective means of linking executive and shareholder interests.

Retirement Savings. The executive compensation program includes both tax-qualified and non-qualified retirement savings opportunities. However, because highly compensated executives are subject to IRS limitations on the amount of compensation they can contribute to tax-qualified plans, the primary retirement savings vehicle for executive officers is the non-qualified Executive Stock Unit Program (“ESU Program”) established under our Flexible Stock Plan.

Company stock is currently the only investment option in the ESU Program. The Program permits an executive officer to make pre-tax contributions of up to 10% of his compensation above a certain threshold ($25,695 in 2006) to purchase stock units at a 15% discount from the current market value of Company common stock. The Company matches 50% of the executive’s contribution and will match up to an additional 50% if certain financial performance objectives are met for the year. Currently, we use the same performance metric

(RONA) for this Program as for the 2004 Key Officers Incentive Plan described above. When the Company achieves 8% RONA, the additional match is 5% and increases proportionately as RONA increases, up to a maximum of 50% for 12.5% RONA. In 2006, the Company made both the initial 50% match and the additional 50% performance-oriented match.

Stock units also are credited to participants’ accounts for dividend equivalents, also at a 15% discount. When an executive leaves the Company, stock units are converted into an equivalent number of shares of the Company’s common stock and paid out in either a lump sum or annual installments, according to the executive’s election.

Because the value of the executive’s accumulated savings in the ESU Program is tied entirely to Company stock, the Committee believes this Program is highly effective in encouraging executives to build a long-term stake in Company performance.

Until recently, executives had the opportunity to participate in our defined benefit Retirement Plan. The Retirement Plan was a contributory plan that required participating employees to contribute 2% of their base salary in exchange for a guaranteed payment after retirement. Regulatory changes in 2006 affecting pension plans prompted the Company to re-evaluate the cost/benefit ratio of continuing the Retirement Plan. Management and the Board concluded that the potential costs of continuing the Retirement Plan far outweighed the benefit to employees. Accordingly, the Company froze the Retirement Plan effective December 31, 2006. Benefits accrued under the Plan are fixed as of that date and the Plan is closed to new participants.

Employees who had previously participated in the Retirement Plan will be offered a replacement benefit, a tax-qualified defined contribution Section 401(k) Plan, called the “Retirement K.” The Retirement K includes an age-weighted Company matching contribution designed to replicate the future benefit pre-empted by the Retirement Plan freeze and is expected to be implemented by April 1, 2007.

Highly compensated executive officers will be prevented from full participation in the Retirement K due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act, or resulting from their participation in the Deferred Compensation Program. A non-qualified “Excess Retirement K Plan,” also expected to be implemented by April 1, 2007, will permit affected employees to receive the full match benefit they would otherwise have been entitled to under the Retirement K.

Perquisites. The Company offers limited perquisites to its Named Executive Officers. These may include:

•	a car allowance or use of a Company car

•	estate, legal and tax planning services provided by in-house or outside professionals

•	executive physicals

We also provide limited tax gross-ups, including for income imputed to the executive in connection with a spouse’s use of the corporate aircraft when the spouse is accompanying the executive for business entertainment purposes. The combined value of perquisites and tax gross-ups averaged less than 1% of each Named Executive Officer’s total compensation for 2006. Accordingly, we believe they are appropriate when viewed in the overall context of such packages.

Special Post-Employment Compensation Arrangements

The Company has severance benefit agreements with David Haffner, Karl Glassman and Felix Wright. These agreements, which have no stated expiration date, are designed to protect both the executives’ and the Company’s interests in the event of a change in control of the Company.

The Committee determined that these agreements were important to achieving the Company’s business objectives, to which these executives are key. The agreements reinforce and encourage the executives’ continued

attention and dedication to their duties and eliminate the potential for distraction if the Company were to face a possible change in control. The departure or distraction of these key senior executives could result in a significant detriment to the Company’s shareholders.

The material terms of these agreements and the Company’s potential financial liability arising from these agreements are described on page 42.

Other Matters

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1 million paid to any of the Company’s Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation, including awards under our Incentive Plan, is specifically exempt from the deduction limit. Our policy is to take reasonable and practical steps to avoid or minimize the amount of compensation that exceeds the $1 million cap. All compensation paid to the Named Executive Officers in 2006 was deductible for federal income tax purposes under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis (beginning on page 20) with management and, based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

R. Ted Enloe III (Chair)

Richard T. Fisher

Judy C. Odom

SUMMARY COMPENSATION TABLE

The following table sets forth, for the year ended December 31, 2006, the total compensation of the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly-compensated executive officers who were serving as executive officers at the end of the year (the “Named Executive Officers”).

Amounts earned under our Key Officers Incentive Plan, which were reported as “bonus” compensation in prior years, are now reflected in the “Non-Equity Incentive Plan Compensation” column of the table.

In 2006, each of the Named Executive Officers deferred a portion of his cash compensation into stock options or stock units under the Company’s Deferred Compensation Program. This Program is described in the Compensation Discussion & Analysis on page 28. To encourage executives to defer cash compensation into Company equity, the Program provides a premium on equity deferrals, that is, the value of the equity received in lieu of the foregone cash compensation is greater than the value of foregone cash. In the table below, compensation is presented in the appropriate columns for which it was earned, without regard to the deferral, except that the premium portion of an equity award is reflected in either the Stock Awards or Option Awards column, depending on whether the executive deferred cash into stock units or stock options. The full grant date fair value of the equity awards granted in lieu of the cash compensation is reflected in the Grants of Plan-Based Awards Table on page 34.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (1)(5)	Total ($)
David S. Haffner, President & Chief Executive Officer	2006	$753,041	—	$803,903	(6)	$499,100	$5,319	$172,244	$2,233,607
Matthew C. Flanigan, Senior Vice President—Chief Financial Officer	2006	$293,269	—	$226,333	(7)	$110,400	$859	$48,627	$679,488
Felix E. Wright, Chairman of the Board	2006	$753,171	$310,595	$423,643		$441,600	—	$202,987	$2,131,996
Karl G. Glassman, Executive Vice President & Chief Operating Officer	2006	$602,434	—	$380,373	(8)	$342,240	$11,310	$128,190	$1,464,547
Paul R. Hauser, Senior Vice President, President—Residential Furnishings Segment	2006	$289,927	$18,799	$101,233		$129,360	$16,881	$55,874	$612,074

(1)	A portion of the amounts reported in these columns was deferred into equity under the Company’s Deferred Compensation Program. See the Grants of Plan-Based Awards Table on page 34 for further information on the equity awards received in lieu of this cash compensation.

(2)	Amounts reported in this column represent the premium on stock units acquired in lieu of cash compensation under the Company’s Deferred Compensation Program. Under the Program, stock units are acquired at a 20% discount to the market value of the Company’s stock on the acquisition date.

(3)	The amounts reported in this column reflect two types of stock options: (i) routinely-granted compensatory options; and (ii) the premium on options granted in lieu of compensation under the Deferred Compensation Program. Additional information related to the second type of option, if applicable, is contained in the footnote for each individual officer.

Amounts reported with respect to routinely-granted compensatory options represent the compensation expense the Company recognized for financial reporting purposes in 2006 related to options granted in 2003-2006, calculated using the Black-Scholes option valuation model. For a description of the assumptions used in calculating the grant date fair value of these options, see Footnote I of the Company’s Forms 10-K filed on March 1, 2006 and February 27, 2007.

This column reflects the total option expense related to routine compensatory options as follows: Haffner—$495,089; Flanigan—$125,865; Wright—$423,643; Glassman—$285,666; and Hauser—$101,233.

(4)	Amounts reported in this column represent the change in the present value of each executive’s accumulated benefit under the Company’s defined benefit Retirement Plan and the discount on stock unit dividends acquired through the Executive Stock Unit Program and the Deferred Compensation Program, as set forth below. If the total results in a negative number, as it does for Mr. Wright, the amount reflected in the table is “0.”

	Haffner	Flanigan	Wright	Glassman	Hauser
Change in Pension Value (a)	$3,220	$(329)	$(44,310)	$8,386	$14,862
ESU Program (b)	$2,099	$1,188	$2,748	$2,924	$1,542
Deferred Comp Program (c)	—	—	$17,300	—	$477

Totals	$5,319	$859	$0	$11,310	$16,881

(a)	The defined benefit Retirement Plan is described on page 40. Although Mr. Wright continues to participate in the plan, he is past Normal Retirement Age and has been receiving distributions from the plan for several years. The distribution he received in 2006 was greater than the additional benefit he accrued under the plan, resulting in a reduction of the benefit payable under this plan. Mr. Wright also has a supplemental pension plan, described on page 37. There was no change in 2006 to the amount payable under this plan.

(b)	The Executive Stock Unit Program is described on page 28. Stock unit accounts under the ESU Program are credited with dividend equivalents acquired at a 15% discount to market value. The 15% discount on those dividend equivalents is included in this column.

(c)	The Deferred Compensation Program is described on page 28. Under the Program, participants who elect to forego cash compensation in exchange for stock units receive dividend equivalents acquired at a 20% discount to market value. The 20% discount on those dividend equivalents is included in this column.

(5)	Amounts reported in this column are set forth below:

	Haffner	Flanigan	Wright	Glassman	Hauser
ESU Program matching contributions and discount on contributions (a)	$129,176	$41,452	$130,244	$113,219	$50,124
Life and/or disability insurance benefits	$6,116	$1,170	$16,060	$1,995	$1,740
Foregone Retirement Plan benefit (b)	$7,670	—	$14,548	—	$196
Excess Retirement Plan benefit (c)	$18,045	$1,046	$34,894	$7,937	$2,810
Fees for service as a director	$3,000	—	$3,000	$3,000	—
Tax gross-ups (d)	$8,237	$4,959	$4,241	$2,039	$1,004
Perquisites (e)	—	—	—	—	—

Totals	$172,244	$48,627	$202,987	$128,190	$55,874

(a)

The Executive Stock Unit (ESU) Program is intended to replace benefits not available to executive officers under the Company’s Stock Bonus Plan, a tax-qualified defined contribution retirement plan. Under the ESU Program, executives contribute up to 10% of compensation above a certain threshold to purchase stock units equal to one share of Company common stock. The Company matches 50% of the executive’s contribution and will match up to an additional 50% if certain financial objectives are met for the year. Stock units purchased under the ESU Program are purchased at a 15% discount from the market value of Company stock on the purchase date and earn dividend equivalents, also at a 15% discount. This amount represents the Company’s matching contributions and the discount on those contributions. (See footnote (5)(b) for information related the discount on dividend equivalents.)

(b)	The Company’s Retirement Plan does not recognize deferred compensation as compensation eligible for contributions. Participants who defer some portion of their salary under the Deferred Compensation Program, then, are prevented from making some portion of the contribution they otherwise could have made under the Retirement Plan. Since the Deferred Compensation Program is not intended to increase or decrease an employee’s other benefit programs, we calculate the present value of the amount the employee would have realized under the Retirement Plan if no deferral had occurred and add that amount to the participant’s current Deferred Compensation amount.

(c)	Amounts accrued under the non-qualified Excess Retirement Plan to make up for reductions of retirement benefits resulting from statutory limitations imposed by the Internal Revenue Code. At the end of each year, we accrue an annual benefit for participating executives representing the present value of the amount the executive would have received if the compensation in excess of the tax code limit had been contributed under the Retirement Plan. To the extent not deferred under the Deferred Compensation Program, each year’s Excess Retirement Plan benefit is accrued and earns interest at the rate used in the Retirement Plan. In connection with the December 31, 2006 Retirement Plan freeze (discussed on page 40), the total accrued benefit under the Excess Retirement Plan was paid out in a lump sum to the participants in January 2007. The total accrued benefit paid to the Named Executive Officers was as follows: Haffner—$70,455; Flanigan—$1,826; Wright—$243,682; Glassman—$19,042; and Hauser—$7,292.

(d)	The Company provides FICA tax gross-ups for income related to: (i) ESU Program contributions; (ii) financial planning services; (iii) Excess Retirement Plan accruals described in footnote (c) above; and (iv) spousal travel on corporate aircraft for business entertainment purposes.

(e)	None of the Named Executive Officers received perquisites or other personal benefits with a value of $10,000 or more in 2006. Executive officers receive limited perquisites, including: a car allowance or use of a Company car; executive physicals; and financial, legal and tax planning services provided by in-house or outside professionals. For disclosure purposes, perquisites are valued at the aggregate incremental cost to the Company.

(6)	Mr. Haffner deferred $1,222,806 of his cash compensation under the Company’s Deferred Compensation Program and received an option grant with a Black-Scholes value of $1,531,620. The incremental $308,814 of option value over the amount deferred is reported in this column.

(7)	Mr. Flanigan deferred $397,825 of his cash compensation under the Company’s Deferred Compensation Program and received an option grant with a Black-Scholes value of $498,293. The incremental $100,468 of option value over the amount deferred is reported in this column.

(8)	Mr. Glassman deferred $375,000 of his cash compensation under the Company’s Deferred Compensation Program and received an option grant with a Black-Scholes value of $469,707. The incremental $94,707 of option value over the amount deferred is reported in this column.

Grants of Plan-Based Awards in 2006

The following table sets forth, for the year ended December 31, 2006, information concerning each grant of an award made to the Company’s Named Executive Officers in 2006 under any plan.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (5)		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price of Stock on Grant Date		Grant Date Fair Value of Stock and Option Awards
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
David S. Haffner	—	$237,208	$284,649	$1,164,500
	12/30/05						266,290	(6)	$22.96	$22.96		$1,531,620
	1/3/06						93,400	(7)	$22.96	$24.15	(7)	$542,813
	5/10/06						87,177	(8)	$26.67	$26.67		$676,860
Matthew C. Flanigan	—	$41,058	$63,346	$257,500
	12/30/05						86,634	(9)	$22.96	$22.96		$498,293
	1/3/06						29,900	(7)	$22.96	$24.15	(7)	$173,770
Felix E. Wright	—	$203,356	$244,027	$1,030,500
	—				64,880	(10)
	1/3/06						91,300	(7)	$22.96	$24.15	(7)	$530,608
Karl G. Glassman	—	$163,467	$196,161	$798,500
	12/30/05						81,664	(11)	$22.96	$22.96		$469,707
	1/3/06						74,725	(7)	$22.96	$24.15	(7)	$434,279
Paul R. Hauser	—	$35,081	$112,898	$174,500
	—				3,965	(12)
	1/3/06						25,575	(7)	$22.96	$24.15	(7)	$139,258

(1)	Stock options granted in lieu of cash compensation under the Company’s Deferred Compensation Program are granted as of the last business day of the year preceding the year the compensation is earned. Accordingly, we have included in this table Deferred Compensation options granted on December 30, 2005 because they relate to compensation earned in 2006.

(2)	The Named Executive Officers are eligible to receive an annual incentive award under the Company’s Key Officers Incentive Plan upon the achievement of certain performance targets. The Incentive Plan is described in detail on pages 24-26. Potential incentive payouts listed assume participants received the full discretionary portion of the award.

This column reflects the lowest incentive payout the executives could achieve under their applicable payout schedule. Under the Corporate Participant payout schedule applicable to Messrs. Haffner, Wright and Glassman (see page 26), no incentive payout is payable until the Company achieves a 12% Return on Net Assets (RONA). Under the Corporate Participant payout schedule applicable to Mr. Flanigan, no incentive payout is payable until the Company achieves an 11% RONA.

Mr. Hauser is a Profit Center participant. 75% of his incentive payout is determined under the Profit Center formula and 25% under the Corporate formula. (For an example of the calculation, see page 26.) A profit center must have operating income of at least 62.5% of budgeted operating income before a portion of the Profit Center award becomes payable. Likewise, the Company must achieve at least an 11% RONA before any award becomes payable under the Corporate formula.

(3)	The Incentive Plan does not have a specific target incentive. We have provided instead a representative amount based on the previous fiscal year’s performance. Accordingly, amounts in this column represent awards that would be payable if the Company’s RONA for 2006 were the same as RONA for 2005. In 2005, RONA was 12.9%.

(4)	No participant’s incentive payout may exceed .3% of the Company’s EBIT for the year, and aggregate payouts under the Corporate formula cannot exceed 4% of EBIT. In 2006, the Company’s EBIT was

$482,000,000. The amount in this column represents the estimated maximum individual award for each executive within the allowable cap.

(5)	Amounts reported in this column represent stock units acquired in lieu of cash compensation under the Company’s Deferred Compensation Program described on page 28. Stock units are acquired on a bi-weekly basis or as compensation otherwise is earned, so there is no grant date for these awards. Stock units are acquired at a 20% discount to the market price of the Company’s stock on the acquisition date. The Company recognizes a compensation expense for this discount, which is reflected in the Stock Awards column of the Summary Compensation Table.

(6)	Option grant received in lieu of $1,222,806 of cash compensation under the Company’s Deferred Compensation Program: 2006 salary—$716,140; 2006 non-equity incentive compensation—$499,100; foregone Retirement Plan benefit—$7,670; adjusted for pre-tax benefits—(104).

(7)

Annual stock option grant. We grant stock options to a broad group of employees on the first business day of the calendar year. The options have a 10-year term, vest in three annual installments beginning at 18 months, and normally have an exercise price equal to the closing stock price on the date of grant. Our option grant policy is described on page 27. In 2006, the Compensation Committee held a telephone meeting at 7:00 a.m on January 3rd to approve the grant. Because the meeting was held before the stock market opened, the Committee set the exercise price for the options at the last established market value of the stock at the time of the meeting, which was $22.96, the closing stock price on December 30th. Options are transferable only by will or the laws of descent and distribution. In the event of a Change in Control of the Company, as defined in our Flexible Stock Plan, all options immediately become exercisable.

(8)	Special option grant in connection with promotion to Chief Executive Officer. The option has a 10-year term, vests in three annual installments beginning at 18 months, and has an exercise price equal to the closing stock price on the date of grant ($26.67).

(9)	Option grant received in lieu of $397,825 of cash compensation under the Company’s Deferred Compensation Program: 2006 salary—$293,269; 2006 non-equity incentive compensation—$110,400; adjusted for pre-tax benefits—(5,844).

(10)	Represents $1,242,378 of cash compensation deferred into stock units under the Company’s Deferred Compensation Program: 2006 salary—$753,171; 2006 non-equity incentive plan compensation—$441,600; foregone Retirement Plan benefit—$14,548; Excess Retirement Plan accrual—$34,894; adjusted for pre-tax benefits—(1,835).

(11)	Option grant received in lieu of $375,000 of 2006 salary foregone under the Company’s Deferred Compensation Program.

(12)	Represents $75,196 of cash compensation deferred into stock units under the Company’s Deferred Compensation Program: 2006 salary—$75,000; foregone Retirement Plan benefit—$196.

Employment Agreements

As discussed on page 20, the Company entered into employment agreements with Mr. Haffner and Mr. Glassman in connection with the management succession plan implemented in 2006. The Company had an employment agreement with Mr. Wright that expired in May 2006, but certain provisions of the agreement survived the termination. The material terms of these agreements are set forth below.

Employment Agreements—Haffner & Glassman. Both Mr. Haffner’s and Mr. Glassman’s employment agreements have a 3-year term, expiring on the date of the 2009 Annual Meeting of Shareholders. The agreements provide Mr. Haffner and Mr. Glassman with base salaries of $775,000 and $620,000, respectively, and set their target incentive award percentages at 70% and 60%, respectively. Benefits provided under the agreements are those generally available to executive officers.

Subsequent annual salary increases are at the discretion of the Compensation Committee, but the executive has the option to terminate the agreement if he does not receive a salary increase in any year unless it was due to a Company-wide salary freeze. The executive must provide six months written notice to terminate the agreement.

For additional terms of the agreements and an estimate of potential post-termination payments due under the agreements, see page 42.

Employment Agreement—Wright. Mr. Wright began his career at Leggett in 1959 and was Chief Executive Officer from 1999 to 2006. His employment agreement expired in May 2006, but certain post-employment benefits continued after expiration. These benefits have been in place for many years and reflect the key role Mr. Wright has played in the Company’s success.

As part of the 1999 employment agreement negotiated in connection with his promotion to CEO, Mr. Wright is entitled to a supplemental pension in addition to the pension he is entitled to under the Retirement Plan. The supplemental pension begins upon the later of termination of employment or the expiration of any consulting agreement (as described below). The supplemental pension will be for life or 15 years, whichever is longer. Mr. Wright’s annual pension payments are 55% of the average of his highest consecutive five-year earnings (“Average Earnings”), and “earnings” include only salary and incentive award. His Average Earnings were $1,164,154 at December 31, 2006, making his annual payment $640,285. While he receives supplemental pension payments, the Company will provide Mr. Wright and his dependents with life and medical insurance benefits.

Mr. Wright may elect to enter into a two-year consulting agreement within 120 days after termination of employment, except in the case of total disability or termination for cause. He will be paid an amount during the first and second years of consultation equal to 75% and 60%, respectively, of Average Earnings.

For additional terms of Mr. Wright’s agreement and an estimate of potential post-termination payments due under the agreement, see page 42.

Outstanding Equity Awards at 2006 Fiscal Year End

The table below provides details related to stock options outstanding at December 31, 2006 for each of the Named Executive Officers. Our executives have deferred cash compensation into stock options under our Deferred Compensation Program (described on page 28) for many years. In the table below, we have separated the Deferred Compensation options, which were essentially purchased instead of granted, from the options granted in connection with our normal option grant practices. The Program, which has been in effect since 1994, provides an incentive for executives to defer cash into equity. In the early years of the Program, the Company encouraged executives to exchange their compensation for 15-year options with a discounted exercise price, ranging from $.01 to $4.32. The discounted options have an initial value 17.6% greater than the value of the compensation foregone. In 2005, the Program was revised to offer at-market options with a Black-Scholes value approximately 20% higher than the compensation foregone instead of discount options. The at-market options have a 10-year term. We view our executives’ voluntary deferral of cash compensation into options as a very strong statement of their commitment to the Company’s long-term performance.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (1)	Option Expiration Date
David S. Haffner
General Options
	70,100		$20.00	04/11/2009
	40,000		$17.69	01/03/2011
	56,000		$22.30	01/15/2012
	63,000		$21.01	01/21/2013
(2)	46,666	23,334	$21.35	01/12/2014
(3)	23,333	46,667	$28.02	02/08/2015
(4)		93,400	$22.96	01/04/2016
(5)		87,177	$26.67	05/09/2016
Deferred Compensation Options—granted in lieu of compensation
	28,692		$0.25	06/30/2009
	34,992		$0.25	12/11/2009
	21,504		$0.01	12/28/2010
	24,020		$0.01	12/05/2011
	29,130		$0.01	12/23/2012
	38,182		$3.85	03/22/2014
	44,036		$4.00	12/12/2014
	69,395		$3.09	12/14/2015
	41,961		$4.32	12/02/2016
	55,925		$4.20	01/21/2018
	55,946		$4.07	12/01/2018
	224,100		$27.09	12/20/2014
(6)		266,290	$22.96	12/29/2015
Matthew C. Flanigan
General Options
	5,536		$18.0625	05/11/2007
	16,550		$20.00	04/11/2009
	8,500		$17.69	01/03/2011
	12,000		$22.30	01/15/2012
	18,000		$17.61	03/10/2013

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (1)	Option Expiration Date
(2)	20,000	10,000	$21.35	01/12/2014
(3)	7,300	14,600	$28.02	02/08/2015
(4)		29,900	$22.96	01/04/2016
Deferred Compensation Options—granted in lieu of compensation
	5,647		$4.175	12/22/2013
	7,020		$4.00	12/12/2014
	1,196		$3.09	12/14/2015
	3,511		$4.32	12/02/2016
	5,215		$3.83	02/11/2018
	5,252		$4.07	12/01/2018
	31,721		$27.09	12/20/2014
(6)		86,634	$22.96	12/29/2015
Felix E. Wright
General Options
	200,000		$20.00	04/11/2009
	150,000		$20.00	04/11/2009
	50,000		$17.69	01/03/2011
	80,000		$22.30	01/15/2012
	84,000		$21.01	01/21/2013
(2)	58,000	29,000	$21.35	01/12/2014
(3)	29,133	58,267	$28.02	02/08/2015
(4)		91,300	$22.96	01/04/2016
Deferred Compensation Options—granted in lieu of compensation
	23,776		$0.25	12/11/2009
	33,332		$0.01	12/28/2010
	74,224		$0.01	12/05/2011
	72,390		$0.01	12/23/2012
	2,828		$0.01	06/30/2013
	97,221		$3.85	03/22/2014
	103,977		$4.00	12/12/2014
	112,760		$3.09	12/14/2015
	7,012		$4.18	06/17/2016
	66,536		$4.32	12/02/2016
	75,681		$4.46	12/26/2017
	78,641		$4.07	12/01/2018
Karl G. Glassman
General Options
	45,000		$20.00	04/11/2009
	25,000		$17.69	01/03/2011
	40,000		$22.30	01/15/2012
	47,250		$21.01	01/21/2013
(2)	35,000	17,500	$21.35	01/12/2014
(3)	17,500	35,000	$28.02	02/08/2015
(4)		74,725	$22.96	01/04/2016
Deferred Compensation Options—granted in lieu of compensation
	5,513		$4.00	12/12/2014
	9,522		$3.09	12/14/2015

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (1)	Option Expiration Date
	6,802		$4.32	12/02/2016
	16,505		$4.46	12/26/2017
	21,728		$4.07	12/01/2018
	66,663		$27.09	12/20/2014
(6)		81,664	$22.96	12/29/2015
Paul R. Hauser
General Options
	5,000		$22.30	01/15/2012
	11,334		$17.61	03/10/2013
(2)	12,000	6,000	$21.35	01/12/2014
(3)	6,666	13,334	$28.02	02/08/2015
(4)		25,575	$22.96	01/04/2016
Deferred Compensation Options—granted in lieu of compensation
	2,326		$4.00	12/12/2014
	3,341		$3.09	12/14/2015
	1,695		$4.32	12/02/2016
	2,491		$4.46	12/26/2017
	2,901		$4.07	12/01/2018
	5,539		$27.09	12/20/2014

(1)	Options reported in these columns are separated to identify those that were granted in lieu of cash compensation under our Deferred Compensation Program. In earlier years, the Deferred Compensation Program provided for discounted options with a 15-year term. In 2005, the Program was revised to offer at-market options instead of discount options in response to the requirements of Section 409A of the Internal Revenue Code. The at-market options have a 10-year term.
(2)	The options became exercisable as to one-third of the shares on 07/13/2005, as to one-third of the shares on 07/13/2006, and will become exercisable as to one-third of the shares on 07/13/2007.
(3)	The options became exercisable as to one-third of the shares on 08/09/2006, and will become exercisable as to one-third of the shares on 08/09/2007 and one-third of the shares on 08/09/2008.
(4)	The options will become exercisable in three annual installments beginning on 07/03/2007.
(5)	The options will become exercisable in three annual installments beginning on 11/10/2007.
(6)	The options became exercisable on 03/15/2007.

Option Exercises and Stock Vested in 2006

The number of stock options exercised in 2006 and the gain recognized by the Named Executive Officers are set forth below.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
David S. Haffner	—	—
Matthew C. Flanigan	6,000	$130,140
Felix E. Wright	20,000	$464,000
Karl G. Glassman	—	—
Paul R. Hauser	—	—

Pension Benefits in 2006

The Company had a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”), which was frozen effective December 31, 2006. Benefits accrued under the Plan are fixed as of that date and the Plan is closed to new participants.

The Retirement Plan required a contribution from participating employees of 2% of base salary. Normal monthly retirement benefits are the sum of 1% of the employee’s average monthly earnings for each year of participation in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary or wages. Benefits are calculated based on actual years of participation in the Retirement Plan. Retirement Plan benefits become payable when a participant reaches age 65, or Normal Retirement Date (NRD). Participants may retire before age 65, but benefits are reduced proportionate with the reduced service.

The table below presents the present value of accumulated benefits payable to the Named Executive Officers under the Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial reporting.

The table also presents amounts payable to Mr. Wright in accordance with his Supplemental Pension Plan. Mr. Wright’s supplemental pension begins upon the later of termination of employment or the expiration of any consulting agreement. The supplemental pension will be for life or 15 years, whichever is longer. His estimated annual supplemental pension payment is $640,284, calculated as 55% of the average of his highest consecutive five-year earnings, where “earnings” include only salary and incentive award.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
David S. Haffner	Retirement Plan	23		$130,393	—
Matthew C. Flanigan	Retirement Plan	9		$39,508	—
Felix E. Wright	Retirement Plan Supplemental Plan	47 —	$ $	4,395 5,333,462	$44,441 —
Karl G. Glassman	Retirement Plan	25		$109,181	—
Paul R. Hauser	Retirement Plan	26		$162,503	—

To calculate the present value of the accumulated Retirement Plan benefit, we took the annual accrued benefit through December 31, 2006 that would be payable at Normal Retirement Date, assuming no future contributions. We converted that amount to a lump sum using an annuity factor from the RP2000 mortality table, and discounted that amount back to September 30, 2006 using a 5.75% discount rate. The discount rate, measurement date and mortality assumptions are the same as those used for financial reporting purposes.

The present value calculation of Mr. Wright’s supplemental pension assumes the supplemental pension will be paid for 15 years beginning June 2010, discounted to present value using a 5.75% discount rate.

Effective for 2007, employees who had previously participated in the Retirement Plan will be offered a replacement benefit, a defined contribution matching Section 401(k) Plan called the “Retirement K.” The Retirement K includes an age-weighted match designed to replicate the future benefit pre-empted by the Retirement Plan freeze and is expected to be implemented by April 1, 2007 (but effective as of January 1, 2007).

In conjunction with the Retirement K roll-out, we will launch an “Excess Retirement K Program” designed to mitigate the effect for highly compensated employees of limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act. The Excess Retirement K Program will allow executive officers to receive the full match benefit they would otherwise be entitled to under the Retirement K. Retirement K Excess Payments will be paid to employees in cash no later than March 15 of the year following the year in which the compensation was earned, except that employees in the Company’s Deferred Compensation Program may defer their Retirement K Excess Payments under that program.

Non-Qualified Deferred Compensation in 2006

Each of the Named Executive Officers have deferred compensation accounts for one or more of the following programs:

•

Executive Stock Unit Program (“ESU Program”). The ESU Program is a non-qualified retirement program that allows participants to make pre-tax deferrals of up to 8, 9, or 10% of their compensation through payroll deduction to acquire Company stock units at a 15% discount to market. Dividends are credited to employees’ accounts as stock units, also at a 15% discount. The Company matches 50% of the employee’s contribution and may match another 50% if certain earnings objectives are met. Matching contributions are subject to vesting requirements. Stock units are converted to shares of common stock and issued at retirement, death, disability or termination. Company matching contributions and the 15% discount on those contributions are reflected in the “All Other Compensation” column of the Summary Compensation Table. The discount on the dividends is included in the Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table.

•

Deferred Compensation Program. This program allows certain key managers to defer salary, incentive award and other cash compensation into a cash deferral, a stock unit deferral or a stock option deferral, as described on page 28. Stock option deferrals are not included in the table below, but are referenced instead in the Outstanding Equity Awards At Fiscal Year End Table on page 37. Participants who elect a cash or stock unit deferral can elect to receive distributions in a lump sum or in annual installments. Distribution payouts must begin no more than 10 years from the effective date of the deferral and all amounts subject to the deferral must be distributed within 10 years of the first distribution payout. The 20% discount on stock units purchased with deferred cash is included in the Stock Awards column of the Summary Compensation Table. The discount on the dividends is included in the Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table.

•

Executive Deferred Stock Program. This is a frozen program under which certain executives elected to defer receipt of the gain from option exercises. Under the program, participants had to make an election 6 months in advance of the exercise if they wanted to defer receipt of the profit shares from the exercise. They also elected the distribution date(s) at that time. Upon deferral, the participant was credited with stock units representing the option shares deferred. Dividend equivalents equal to the per share dividend paid on common stock are credited to accounts during the deferral period.

A summary of the aggregate 2006 contributions, withdrawals and ending balances for each Named Executive Officer’s deferred compensation account is set forth below.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David Haffner	$3,690	$129,176	$118,179	$226,982	$4,326,536
Matthew Flanigan	$0	$41,452	$7,941	$0	$265,667
Felix Wright	$1,242,378	$440,839	$324,500	$0	$11,677,401
Karl Glassman	$91,899	$113,219	$26,102	$0	$940,210
Paul Hauser	$114,556	$68,923	$13,476	$0	$523,523

(1)	Amounts disclosed in these columns are also included in the Summary Compensation Table.
(2)	The amount representing preferential earnings on dividends paid in 2006 on ESU Program and Deferred Compensation Program accounts are included in the Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table. Those amounts are as follows: Haffner—$2,099; Flanigan—$1,188; Wright—$20,048; Glassman—$2,924; and Hauser—$2,019.

Potential Payments upon Termination or Change-in-Control

Employment Agreements

As discussed on page 35, the Company has employment agreements with Mr. Haffner and Mr. Glassman. These agreements are in effect until May 2009. The chart below sets forth the termination provisions and obligations of the parties under these agreements.

Termination Provision	Triggering Events	Company’s Obligation	Executive’s Obligation
Total Disability	• Executive is unable to materially perform services required by agreement for a continuous period of four or more months

•    Continuation of cash compensation and other benefits until 14 months from the first day of Total Disability

•    Company’s obligations offset by amounts (i) paid to executive from disability insurance provided by Company and (ii) Social Security

• Maintain confidentiality of Company information and trade secrets • 2-year non-compete

Executive’s Option to Terminate

•    Voluntary, upon 6 months written notice to Company

•    Upon written notice to Company not later than 6 months after one of the following events:

•    Executive does not receive a salary increase in any year, unless due to Company wide salary freeze

•    If not elected as a director of the company, unless not nominated for regulatory compliance reasons

•    Company merged out of existence, sold or dissolved

•    Working control of Company is lost in proxy contest or tender offer

•    Except as otherwise noted, Company’s obligations terminate on date of termination

•    Pro-rated incentive award for year of termination

•    During non-compete period, provide health and medical insurance to executive and his dependents at least equal to coverage provided before termination

•    Except as otherwise noted, executive’s obligations terminate on date of termination specified in notice, which must be within 60 days of notice

•    Maintain confidentiality of Company information and trade secrets

•    2-year non-compete

Termination Provision	Triggering Events	Company’s Obligation	Executive’s Obligation
Termination by Company for Cause

•   Conviction of felony crime

•   Willful breach of Code of Business Conduct that causes material injury to company

•   Willful act of fraud, misappropriation, or dishonesty that causes material injury to Company or results in material enrichment to executive at expense of Company

•   Willful violation of specific written directions of the Board or CEO following notice of such violation

•   Continuing, repeated, willful failure to substantially perform duties after written notice from Board

•   Except as otherwise noted, Company’s obligations terminate on date of termination

•   Pro-rated incentive award for year of termination

•   During non-compete period, provide health & medical insurance to executive and his dependents at least equal to coverage provided before termination

• Maintain confidentiality of Company information and trade secrets • 2-year non-compete

Termination by Company without Cause	• At any time, upon prior written notice	• Company’s financial obligations continue for term of agreement, except for benefits accruing after death or disability	• Maintain confidentiality of Company information and trade secrets

As discussed on page 35, certain provisions of Mr. Wright’s previous employment agreement are still in effect. This agreement provides for a 2-year consulting term following his termination of employment, as well as a supplemental pension benefit payable for the longer of 15 years or life. In addition, the Company will continue to provide health insurance and a Medicare supplement to Mr. Wright and his dependents after his retirement or disability for the longer of 15 years or life, as well as life insurance coverage equal to the coverage the Company provided to him immediately prior to termination. In addition, the Company is obligated to reimburse Mr. Wright for any income or other taxes he incurs on these benefits.

Change-in-Control Agreements

Messrs. Glassman, Haffner and Wright are parties to severance benefit agreements with the Company that become effective upon a change-in-control of the Company. A change-in-control is deemed to occur if:

•	there is a change in control as contemplated by Item 6(e) of Schedule 14A, Regulation 14A or by Item 5.01 of Form 8-K of the Exchange Act

•	any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner of 25% or more of the combined voting power of the Company’s outstanding voting securities

•	the current directors or their “successors” (as defined in the agreement) cease to constitute a majority of the Board of Directors

•	after a merger or consolidation with another corporation, less than 75% of the outstanding voting securities of the surviving corporation are owned by the former shareholders of the Company

•	the Company liquidates, sells or otherwise transfers all or substantially all of its assets to a person not controlled by the Company both immediately prior to and after such sale

These agreements have no fixed expiration dates. Any benefits provided under the agreements are in addition to, and not in lieu of, any benefits that may be provided under their employment agreements. The agreements entitle the covered executives to severance benefits if, during a specified period following a change in control of the Company (the “Protected Period”), (i) the executive’s employment is terminated by the Company (except for cause or disability), or (ii) the executive terminates his employment for “good reason.”

The following items constitute termination for good reason:

•	A reduction in executive’s base salary or failure to increase base salary each year during Protected Period within a certain range

•	A material change in executive’s responsibilities, title or office

•	Assignment of the executive to position or duties inconsistent with those in effect prior to the change in control or an expansion of such duties without executive’s consent

•	The discontinuation of cash bonus plan or reduction of bonus

•	A requirement to relocate

•	A failure to continue any benefit or other compensation plan in effect prior to change in control without offering substantially equal replacements

•	A failure to provide vacation days to which executive is entitled

•	A failure to obtain an agreement from the successor company to assume the obligations of the severance benefit agreement

•	Any attempt to terminate executive not in accordance with terms of agreement

Events considered grounds for termination by the Company for cause are the same as those set forth in each executive’s employment agreement. The material provisions of the agreements are set forth below.

Provision	Haffner	Glassman	Wright
Protected Period	36 months immediately following change in control	30 months immediately following change in control	36 months immediately following change in control

Benefits upon Termination of Employment by Company (other than for Disability or Cause) or by Executive for Good Reason

•   base salary through date of termination

•   pro-rata incentive award for year of termination

•   monthly severance payments equal to 170% of executive’s base salary multiplied by 3 payable monthly for 36 months

•   continuation of fringe benefits for up to 36 months, as permitted by IRS Code, or equivalent lump sum payment

•   lump sum additional retirement benefit (actuarial equivalent of additional 36 months of continuous service)

•   acceleration and immediate exercisability of all unexercised stock options or surrender for cash

•   repurchase of company shares owned by executive

•   option to purchase company car at lower of book or wholesale value

•   base salary through date of termination

•   pro-rata incentive award for year of termination

•   monthly severance payments equal to 160% of executive’s base salary multiplied by 2.5 payable monthly for 30 months

•   continuation of fringe benefits for 30 months, as permitted by IRS Code, or equivalent lump sum payment

•   lump sum additional retirement benefit (actuarial equivalent of additional 30 months of continuous service)

•   acceleration and immediate exercisability of all unexercised stock options or surrender for cash

•   repurchase of company shares owned by executive

•   option to purchase company car at lower of book or wholesale value

•   base salary through date of termination

•   pro-rata incentive award for year of termination

•   monthly severance payments equal to 160% of executive’s base salary multiplied by 3 payable monthly for 36 months

•   continuation of fringe benefits for up to 36 months

•   lump sum additional retirement benefit

•   acceleration and immediate exercisability of all

unexercised stock options or surrender for cash

•   repurchase of company shares owned by executive

•   reimbursement for job search and relocation expenses

•   reimbursement for legal fees incurred in enforcing agreement

If benefits payable to Mr. Haffner or Mr. Glassman under their agreements will exceed 10% of the limit imposed by Section 280G of the Internal Revenue Code, the Company will make a gross-up payment of the amount equal to the Section 208G excise taxes payable by the executive plus all income, employment and excise taxes incurred on the gross-up payment. If benefits payable under the agreement are less than 10% above the Section 280G limit, the benefits will be capped at $1 below the Section 280G limit. Mr. Wright’s agreement pre-dates Section 280G of the Code and is not subject to any excise taxes.

All amounts received by the executive as cash compensation from a new full-time job will reduce the cash severance payments dollar for dollar. The executive is not required to mitigate the amount of any termination benefit provided under the agreement, but any fringe benefits he may receive from a new job will reduce any fringe benefits the Company is then providing under the agreement.

The agreements further provide that, within one year following a change-in-control that was opposed by a majority of the directors, the executive may elect to terminate his employment for any reason and receive, in lieu of the benefits described above, a lump sum payment equal to 75% of the executive’s cash compensation preceding the year of termination and certain fringe benefits for one year. If Mr. Wright elects to take the lump sum payment, he will forfeit his right to enter into the two-year consulting arrangement with the Company described above.

The tables below estimate the Company’s potential obligations arising from these employment and severance benefit agreements. We have not included termination events that would not give rise to material obligations. For example, payments due in connection with termination for disability would be minimal considering the short duration and the reduction of benefits payable by amounts received by the executive for disability insurance and Social Security. Likewise, payments due in connection with voluntary termination by the executive or termination with cause by the Company are essentially limited to health insurance and medical benefits during the 2-year non-compete period.

The tables each assume a termination of employment or change-in-control of the Company had occurred on December 31, 2006. Fully vested benefits described elsewhere in this proxy statement (i.e. deferred compensation accounts, stock options, pension benefits, etc.) are not included in the tables unless the form, amount or terms of the benefit would be enhanced or accelerated by the termination event.

We used the following assumptions and methodology to calculate the potential payments:

•	The event triggering the termination in each case is deemed to have occurred on December 31, 2006

•	The value of accelerated options is calculated based on the closing stock price on December 31, 2006

•	The present value of each potential payment was determined using a 5.75% discount rate, consistent with the actuarial discount rate used in our defined benefit pension plan

•	Potential bonus payments are calculated at the Company’s 5-year average bonus payout

•	The calculation of the Section 280G tax gross-up assumes the following tax rates: Section 280G excise tax—20%; federal income tax—35%; state income tax—6%; and Medicare tax—1.45%.

•

In the case of payments to Mr. Wright in connection with his consulting arrangement and retirement, his supplemental pension payments begin the first month after the conclusion of his 2-year consulting term and continue for the greater of 15 years or life. The consulting term is deemed to have begun on January 1, 2007, and we have assumed supplemental pension payments for 15 years.

The amounts presented are only estimates and may vary considerably from amounts payable upon an actual termination, depending on the facts at the time. In addition, the methodology for calculating certain post-termination payments may be prescribed by income tax regulations in effect at the time of termination.

Potential Payments to David Haffner

Payment Period	29 Months	36 Months
Compensation & Benefits Payable	Termination without Cause	Termination upon Change in Control
Base Salary	$1,872,917
Incentive Award	$917,729
Severance Payments		$3,952,500
Auto Usage	$9,833	$12,207
Medical	$24,713	$30,818
Life Insurance	$2,834	$3,518
Additional Retirement Benefit (401(k) + Excess Plan)	$47,612	$55,750
Executive Stock Unit Program (replacement benefit)	$511,035	$545,537
Office and Secretarial Services	$123,477
Acceleration of Stock Option Vesting		$147,298
280G Tax Gross-Up		$2,034,438

Total	$3,510,151	$6,782,065

Total Present Value	$3,298,102	$6,435,742

Potential Payments to Karl Glassman

Payment Period	29 Months	30 Months
Compensation & Benefits Payable	Termination without Cause	Termination upon Change in Control
Base Salary	$1,498,333
Incentive Award	$629,300
Severance Payments		$2,480,000
Auto Usage	$10,667	$11,035
Medical	$17,823	$18,438
Life Insurance	$27,057	$27,990
Additional Retirement Benefit (401(k) + Excess Plan)	$40,870	$41,800
Executive Stock Unit Program (replacement benefit)	$385,742	$389,635
Office and Secretarial Services	$85,150
Acceleration of Stock Option Vesting		$114,867
280G Tax Gross-Up		$1,244,530

Total	$2,694,942	$4,328,295

Total Present Value	$2,531,724	$4,140,336

Potential Payments to Felix Wright

Payment Period		36 Months
Compensation & Benefits Payable	Retirement/Consulting	Termination upon Change in Control
Consulting Fees	$1,571,608
Severance Payments		$3,360,000
Auto Usage		$8,814
Medical	$113,720	$20,068
Life Insurance	$135,953	$17,495
Split-Dollar Life Insurance	$101,534	$11,145
Additional Retirement Benefit (401(k) + Excess Plan)		$53,340
Executive Stock Unit Program (replacement benefit)		$482,280
Office and Secretarial Services	$58,822	$88,233
Acceleration of Stock Option Vesting		$159,772
Supplemental Pension	$9,604,271	$9,604,271

Total	$11,585,907	$13,805,417

Total Present Value	$7,530,790	$10,353,550

TRANSACTIONS WITH RELATED PERSONS

The Nominating & Corporate Governance Committee, or in some cases the Compensation Committee, reviews and approves transactions involving the Company and its directors and executive officers. Each of the transactions described below were approved or pre-approved in accordance with the Company’s procedures described on page 12.

We buy shares of our common stock from our employees from time to time, and in 2006 we purchased shares from two of our officers and directors. All employees, including the officers listed below, are charged a $25.00 administrative fee for each transaction. Stock is purchased at the closing market price at the time of purchase. Details of the purchases are set out below.

Name	Date of Purchase	Number of Shares	Market Price per Share	Total Purchase Price
Matthew C. Flanigan	1/30/06	4,005	$24.78	$139,294
Karl G. Glassman	6/19/06	13,219	$25.01	$330,607
Karl G. Glassman (son)	8/21/06	970	$23.59	$22,882
Felix E. Wright	9/21/06	20,000	$24.85	$497,000

Under the terms of the Company’s previous employment agreement with Mr. Harry M. Cornell Jr., a director of the Company, Mr. Cornell is entitled to certain post-retirement benefits, including life insurance coverage and certain health benefits. The Company paid $3,613 in 2006 for Mr. Cornell’s Medicare and supplemental insurance. Amounts for these benefits in 2007 are expected to be comparable. Upon his retirement, Mr. Cornell also became entitled to supplemental pension payments equal to 65% of the average of his highest consecutive five-year earnings, less an offset for social security benefits, for the longer of 15 years or life. These payments totaled $756,644 in 2006. As approved by the Compensation Committee, Mr. Cornell also uses office space and secretarial services provided by the Company. He reimburses the Company for the actual costs of these benefits. In 2006, he reimbursed the Company $84,935 for secretarial services (salary and benefits) and $13,893 for office space at a rate equal to that of a lease for comparable facilities in the area.

The Company employs certain relatives of its directors and executive officers, including those set forth below. The total compensation of these employees listed below was calculated in a manner consistent with that of the Summary Compensation Table on page 31 and includes base salary, annual cash incentive, stock options and certain other compensation received under Company benefit plans.

Director/Officer Name	Relationship	Related Person’s Name	Title	Total Compensation
Harry M. Cornell Jr.	Son-in law	Lance Beshore	VP—Public Affairs & Government Relations	$328,284
Felix E. Wright	Son-in-law	Tom Wells Jr.	Director of Engineering Strategy & Technical Support	$128,291

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The table below sets forth the beneficial ownership of our common stock on March 5, 2007, by the Company’s Directors, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers, director nominees, and all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned
Directors and Executive Officers	Common Stock (1)	Stock Units (2)	Options Exercisable within 60 Days	Total	% of Class (3)
Raymond F. Bentele, Director	8,765	2,393	27,194	38,352
Ralph W. Clark, Director	8,999	2,225	15,923	27,147
Harry M. Cornell, Jr., Chairman Emeritus of the Board	4,883,755	—	114,979	4,998,734	2.74%
Robert Ted Enloe, III, Director	7,190	—	46,632	53,822
Richard T. Fisher, Vice Chairman of the Board	121,484	1,116	10,482	133,082
Matthew C. Flanigan, Senior Vice President and Chief Financial Officer	117	12,415	222,899	235,431.13%
Karl G. Glassman, Executive Vice President and Chief Operating Officer and Director	17,912	44,825	418,147	480,884.26%
David S. Haffner, President and Chief Executive Officer and Director	453,927	168,166	1,233,272	1,855,365	1.02%
Paul R. Hauser, Senior Vice President and President—Residential Furnishings Segment	22,232	23,048	53,293	98,573
Joseph W. McClanathan, Director	2,814	—	1,454	4,268
Judy C. Odom, Director	8,303	1,992	11,083	21,378
Maurice E. Purnell, Jr., Director	13,190	—	38,076	51,266
Phoebe A. Wood, Director	2,485	3,486	976	6,946
Felix E. Wright, Chairman of the Board	1,770,289	464,489	1,399,511	3,634,288	1.99%
All executive officers and directors as a group (20 Persons)	7,609,258	830,226	4,359,284	12,798,768	7.01%

(1)	Includes shares pledged as security for the following directors and officers: Wright—19,530; all executive officers as a group—30,053.
(2)	Stock units are held on account under the Company’s Executive Deferred Stock Program, Executive Stock Unit Program and Deferred Compensation Program. Participants have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution, which occurs at a specified date or upon termination of employment. None of the stock units listed are scheduled for distribution within 60 days.
(3)	Beneficial ownership of less than .1% of the class is not shown. Stock units and options exercisable within 60 days are considered as stock outstanding for the purpose of calculating the ownership percentages.

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of February 28, 2007, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	13,945,000	(1)	7.8%
Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, CA 90025	10,553,540	(2)	5.9%

(1)	Capital Research and Management Company (CRMC) is an investment adviser that manages The American Funds Group of mutual funds. CRMC is deemed to have sole dispositive power with respect to 13,945,000 shares and sole voting power with respect to 7,445,000 shares. This information is based on Schedule 13G of Capital Research and Management Company dated February 12, 2007, which reported beneficial ownership as of December 29, 2006.
(2)	Capital Group International, Inc. (CGII) is the parent company of five investment management companies, one of which is Capital Guardian Trust Company, which acts as investment manager to large institutional accounts (primarily pension funds). Each investment management company acts separately from the others and from CGII in exercising discretion over its managed accounts. CGII is deemed to have sole dispositive power with respect to 10,553,540 shares and sole voting power with respect to 7,527,460 shares. CGII reports beneficial ownership in its capacity as a parent holding company with respect to the holdings of its subsidiaries, the majority of which are held by Capital Guardian Trust Company (8,754,420 shares). This information is based on Schedule 13G/A of Capital Group International, Inc., dated February 12, 2007, which reported beneficial ownership as of December 29, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC and the NYSE. We must identify in this proxy statement those individuals for whom any of these reports was not filed in a timely manner.

Due to a filing error, Forms 4 for each of David Haffner and Karl Glassman that we attempted to file on July 17th were not filed. The Forms were each reporting the routine acquisition of a small number of shares acquired under benefit plans. We promptly corrected the error as soon as it was discovered on July 26th.

Paul Hauser became subject to Section 16 reporting requirements on May 10, 2006, and we filed a Form 3 reporting his initial beneficial ownership that same day. In connection with his participation in certain Company benefit plans, Mr. Hauser acquires stock units on a bi-weekly basis. Company personnel failed to add Mr. Hauser to the Company’s internal report for communicating these share acquisitions. As a result, a small number of shares that Mr. Hauser acquired on May 12, 2006, May 26, 2006, and June 9, 2006 were not timely reported on Form 4. The oversight was promptly corrected as soon as it was discovered on June 26th.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options and shares available for future issuance of options under all the Company’s equity compensation plans as of December 31, 2006. All of our equity compensation plans have been approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	15,394,044	$17.70	9,981,720
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	15,394,044	$17.70	9,981,720

(1)(a)	This is an aggregate figure of stock issuable under the following plans:

Director Stock Option Plan. This is a frozen plan and no future awards will be granted under it. Accordingly, column (c) reflects zero shares available for this plan, but column (a) reflects 69,787 options that remain outstanding under the plan. All options under this plan were granted in lieu of cash compensation otherwise payable to non-employee directors. The options were granted at a 50% discount to the market value of the Company’s stock on the date of grant and had a 15-year term.

Flexible Stock Plan. Includes 12,642,958 options outstanding, 1,547,570 stock units convertible to common stock under the Executive Stock Unit Program, 438,337 stock units convertible to common stock under the Deferred Compensation Program, and 695,392 stock units convertible to common stock under the Executive Deferred Stock Program.

The Flexible Stock Plan allows for the grant of various types of equity awards, including restricted stock. Grants of restricted stock are not subject to any limits under the plan, but the Company currently only grants restricted stock to its non-employee directors. The grants are made annually pursuant to a formula and vest after one year. To date, 27,629 shares of restricted stock have been granted. Restricted stock has already been issued and is not considered outstanding for the purposes of column (a) above.

(1)(b)	The stock units listed in column (a) are not reflected in this column, as they do not have an exercise price. Approximately one-third of the total options outstanding in column (a) were granted to independent directors and key executives in lieu of compensation that otherwise would have been payable in cash. The discounted exercise price of these “purchased” options decreases the weighted-average exercise price of the options outstanding. If these outstanding discount deferred compensation options were excluded from the calculation, the weighted-average exercise price of our outstanding options would be $22.00.

(1)(c)	Shares available for future issuance include: 6,844,903 shares under the Flexible Stock Plan; 3,136,817 shares 1989 Discount Stock Plan; and zero shares under the Director Stock Option Plan. The 1989 Discount Stock Plan is a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

INDEPENDENT AUDITOR FEES AND SERVICES

The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2005 and 2006 are set forth below.

Type of Service	2006	2005
Audit Fees (1)	$2,371,740	$2,376,312
Audit-Related Fees (2)	$66,110	$102,323
Tax Fees (3)	$709,267	$708,177
All Other Fees	$0	$0

Totals	$3,147,117	$3,186,812

(1)	Includes: rendering an opinion on the Company’s consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting; quarterly reviews of our financial statements; statutory audits as required; comfort and debt covenant letters; and services in connection with securities regulatory filings.
(2)	Includes: consulting on accounting and financial reporting issues; limited procedures reports related to agreements or arbitrations; continuing professional education; audits of employee benefit plans; and due diligence and audit procedures related to acquisitions and joint ventures.
(3)	Includes: preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures. Of the tax fees listed above, $509,959 relate to compliance services and $199,308 relate to consulting and planning services.

The Audit Committee has adopted procedures for the pre-approval of all audit and non-audit services provided by the Company’s independent auditors. All services provided by PwC in 2006 were approved in accordance with the adopted procedures. The current procedures are attached to this proxy statement as Appendix B. There were no fees paid in 2006 for which the pre-approval requirement was waived.

The Audit Committee has determined that the provision of these approved non-audit services by PwC is compatible with maintaining PwC’s independence.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of six non-management directors who are independent as required by SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett.com.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent auditor, is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with generally accepted accounting principles. The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent auditor, selecting and retaining our independent auditor, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and PwC. The Audit Committee also discussed with PwC all items required by the Statement on Auditing Standards No. 61, as amended.

The Audit Committee received the written disclosures and letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed the independent auditors’ independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with generally accepted accounting principles and on the opinion of PwC included in their report on the Company’s financial statements.

Based on the review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2006 Annual Report on Form 10-K.

Raymond F. Bentele (Chair)

Ralph W. Clark

Richard T. Fisher

Joseph W. McClanathan

Judy C. Odom

Phoebe A. Wood

OTHER MATTERS

We are not aware of any business to be acted upon at the annual meeting other than the four items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

By Order of the Board of Directors

Ernest C. Jett
Secretary

Carthage, Missouri

March 29, 2007

Appendix A

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

The New York Stock Exchange listing rules define an “Independent Director” as one who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. To assist the Board in making determinations of director independence consistent with requirements under applicable securities laws and regulations and the New York Stock Exchange listing rules, the Board has adopted the following standards.

A director who meets all of the following categorical standards shall be presumed to be “independent”:

•

The director is not, and has not been within the last three years, employed by the Company and has no immediate family member who is or has been an executive officer of the Company within the last three years.

•

During any 12-month period within the last three years, the director has not received, nor have his or her immediate family members received, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer) need not be considered in determining independence under this test.

•

The director is not a current partner or employee of a firm that is the Company’s internal or external auditor. If the director was within the last three years, but is no longer, a partner or employee of such firm, the director did not personally work on the Company’s audit during that time. Furthermore, the director has no immediate family member who (i) is a current partner of such firm; (ii) is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iii) was within the last three years, but is no longer, a partner or employee of the firm and personally worked on the Company’s audit during that time.

•

Neither the director nor his or her immediate family member is or has been within the last three years, employed as an executive officer by a company where a current Company executive officer at the same time serves or served on that company’s compensation committee.

•

The director is not a current employee, nor is his or her immediate family member an executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. This standard applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; former employment of the director or immediate family member need not be considered. Although not required by the New York Stock Exchange, the Company will apply this standard to contributions made by the Company to tax-exempt organizations in which the director serves as an executive officer.

“Immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, and anyone (other than domestic employees) who shares such person’s home. The term does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

Although a director who meets all of the above categorical standards will be presumed to be independent, the Board will review all relevant facts and circumstances of a relationship covered by these standards and, based upon such review, may determine in its discretion that a director is not independent. The Board also will determine the independence of any director with a relationship to the Company that is not covered by the above standards.

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Appendix B

LEGGETT & PLATT, INCORPORATED

AUDIT COMMITTEE

PRE-APPROVAL PROCEDURES FOR AUDIT AND NON-AUDIT SERVICES

The Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm (hereinafter “the Company’s auditors”). The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s auditors. Following are the pre-approval procedures for audit and non-audit services.

I.	Audit Services.

A.	The Audit Committee pre-approves the engagement of the Company’s auditors to provide the following audit services:

1.	Perform all audit procedures required to render an opinion on the Company’s financial statements for the upcoming fiscal year;

2.	Subject to Article IV hereof, perform all audit procedures required to attest to and report on managements’ evaluation of internal controls and procedures for the upcoming fiscal year;

3.	Perform a quarterly review of the Company’s financial statements prior to filing the Form 10Q;

4.	Perform statutory audits in any and all countries that the audit firm can most effectively perform this service for the Company;

5.	Provide comfort and debt covenant letters to underwriters, debt holders, and others; and

6.	Perform all other services normally provided by the Company’s auditors in connection with any regulatory filings.

B.	Management is authorized to discuss fee arrangements as necessary to perform the above services, subject to final review and approval by the Audit Committee.

C.	The Chairman of the Audit Committee will sign the engagement letter for the above services.

D.	Quarterly, management will report to the Audit Committee any fees paid to the Company’s auditors in connection with the above audit services.

E.	All other audit services provided by the Company’s auditors must be specifically approved in advance of the engagement.

II.	Non-Audit Services.

F.	Management is expected, where appropriate, to seek competitive bids for non-audit services from other qualified providers in addition to the Company’s auditors.

G.	The Audit Committee pre-approves the engagement of the Company’s auditors to provide the following audit-related services:

1.	Consult on accounting and financial reporting issues related to new or proposed transactions, accounting principles or statutory requirements;

2.	Limited procedure reports related to contracts, agreements, arbitration, or government filings;

3.	Continuing professional education provided to Company personnel on accounting, financial reporting, tax and other areas;

4.	Audits of employee benefit plans; and

5.	Due diligence and audit procedures related to acquisitions and joint ventures.

B-1

H.	The Audit Committee pre-approves the engagement of the Company’s auditors to provide the following tax services:

1.	Preparation or review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings and permissible tax audit assistance;

2.	Preparation or review of expatriate and similar employee tax returns and tax filings;

3.	Tax consulting and advice related to compliance with applicable tax laws;

4.	Tax planning strategies and their implementation; and

5.	Tax due diligence assistance related to acquisitions and joint ventures.

When seeking Audit Committee pre-approval of a permissible tax service, whether specifically or by these procedures, the Company’s auditors must:

(a) describe in writing (i) the scope of the service, including the fee structure, (ii) any amendment to the engagement letter, or any other agreement relating to the service between the Company and the auditor, (iii) any compensation arrangement or other agreement between the auditor, or its affiliate, and any person (other than the Company) relating to the promoting, marketing, or recommending of a transaction covered by the service;

(b) discuss with the Audit Committee any potential effect that performance of the service may have on the auditor’s independence; and

(c) document the discussions with the Audit Committee.

I.	All other non-audit services provided by the Company’s auditors must be specifically approved in advance of the engagement, except that the pre-approval requirement is waived if:

1.	The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to the audit firm during the fiscal year in which the services are provided;

2.	Such services were not recognized by management at the time of the engagement to be non-audit services; and

3.	Such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the annual audit by the Audit Committee.

J.	Management is authorized to negotiate fee arrangements as necessary to perform the above services, subject to review, and advance approval if required above, by the Audit Committee.

K.	Management is authorized to sign any engagement letters necessary for the performance of the above services, subject to review, and advance approval if required above, by the Audit Committee.

L.	Quarterly, management will report to the Audit Committee any fees paid to the Company’s auditors in connection with the above non-audit services.

III.	Delegation of Authority. Except for internal control-related services, the Chairman of the Audit Committee is authorized, on behalf of the Audit Committee, to pre-approve any permissible service to be provided by the Company’s auditors when such approval is necessary to the efficient and effective engagement of the Company’s auditors between Audit Committee meetings. Any such services approved by the Chairman will be reported at the next Audit Committee meeting.

IV.	Internal Control-Related Services. Notwithstanding any provision in these pre-approval procedures, the Audit Committee must specifically approve in advance of the engagement all internal control related services to be performed by the Company’s auditors. Internal control related services include all audit procedures used to attest to and report on management’s evaluation of internal control over financial reporting for the upcoming fiscal year.

V.	Foreign Statutory Audits. If the Company engages an accounting firm other than the Company’s auditors to perform foreign statutory audit services then these pre-approval procedures will apply to such services, and to any non-audit service provided by the statutory auditor.

B-2

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VOTE BY TELEPHONE

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Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: UMB Bank, P.O. Box 535450, Pittsburgh PA 15253.

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Proxy card must be signed and dated. ò Please fold and detach card at perforation before mailing. ò

LEGGETT & PLATT, INCORPORATED

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Felix E. Wright, David S. Haffner and Ernest C. Jett, or any one of them, with full power of substitution, as attorneys-in-fact, agents and proxies of the undersigned to vote the shares of stock of which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Leggett & Platt, Incorporated, to be held at the Company’s Corporate Headquarters, No. 1 Leggett Road, Carthage, Missouri, on Wednesday, May 9, 2007, at 10:00 a.m. local time and at any adjournment or postponement thereof.

CONTINUED ON REVERSE SIDE

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to UMB Bank, P.O. Box 535450, Pittsburgh, PA 15253, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

DRIVING DIRECTIONS TO THE

WRIGHT CONFERENCE CENTER

ò Please fold and detach card at perforation before mailing. ò

LEGGETT & PLATT, INCORPORATED	PROXY

This proxy will be voted as specified. If no specification is made, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3 and in the discretion of the proxies upon such other business as may properly come before the meeting and any adjournment hereof.

The Board recommends that you vote FOR proposals 1 and 2.			The Board recommends that you vote AGAINST proposal 3.
1.	ELECTION OF DIRECTORS:		3.	A shareholder proposal requesting the addition of sexual orientation to the Company’s written non-discrimination policy.
	(01) Raymond F. Bentele (02) Ralph W. Clark (03) Harry M. Cornell, Jr. (04) Robert Ted Enloe, III (05) Richard T. Fisher (06) Karl G. Glassman	(07) David S. Haffner (08) Joseph W. McClanathan (09) Judy C. Odom (10) Maurice E. Purnell, Jr. (11) Phoebe A. Wood (12) Felix E. Wright		❑ FOR ❑ AGAINST ❑ ABSTAIN

❑	FOR all nominees listed above except as otherwise indicated.			Signature

❑	WITHHOLD AUTHORITY on all nominees listed above.
	To withhold authority to vote for any individual nominee, strike a line through such nominee’s name.			Signature if held jointly
Dated: , 2007.

2.

The ratification of the Board’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

❑  FOR                ❑  AGAINST                ❑  ABSTAIN

Please sign exactly as your name(s) appear(s) on this card. If stock is jointly owned, both parties must sign. Attorneys in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

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